UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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AÉROPOSTALE, INC.

(Name of Registrant as Specified In Its Charter)

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AÉROPOSTALE, INC.
112 West 34th Street, 22nd Floor
New York, NY 10120
646-485-5410

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 17, 2010

To the Stockholders of Aéropostale, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Aéropostale, Inc., a Delaware corporation (the “Company”), will be held at the Company’s executive offices at 112 West 34th Street New York, New York, 10120, on June 17, 2010 at 2:00 p.m., local time, for the following purposes:

1. To elect eleven (11) directors to the Board of Directors to serve for terms of one year or until their successors are elected and qualified;

2. To ratify the selection by the Audit Committee of the Board of Directors, of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 29, 2011; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on April 22, 2010 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment thereof.

Your vote is important. Stockholders of record can give proxies by calling a toll-free telephone number, by using the Internet or by mailing their signed proxy cards. Whether or not you plan to attend the meeting, please vote by telephone or via the Internet or sign, date and return the enclosed proxy card in the envelope provided. Instructions are included on your proxy card. You may change your vote by submitting a later dated proxy (including a proxy via telephone or the Internet) or by attending the meeting and voting in person.

Help us make a difference by eliminating paper proxy mailings to your home or business: with your consent, we will provide all future proxy voting materials and annual reports to you electronically. Instructions for consenting to electronic delivery can be found on your proxy card. Your consent to receive stockholder materials electronically will remain in effect until canceled.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS 1 AND 2.

Edward M. Slezak
Secretary

May 7, 2010

AÉROPOSTALE, INC.
112 West 34th Street, 22nd Floor
New York, NY 10120
646-485-5410

ANNUAL MEETING OF STOCKHOLDERS
June 17, 2010

PROXY STATEMENT

Introduction

Our Board of Directors is soliciting proxies for the 2010 Annual Meeting of Stockholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

In this Proxy Statement:

•	“We” and “the Company” mean Aéropostale, Inc. Our executive offices are located at 112 West 34th Street, New York, New York 10120; and

•	“Annual Meeting” means the 2010 Annual Meeting of Stockholders to be held on June 17, 2010, at 2:00 p.m. at our executive offices at 112 West 34th Street, 16th Floor, New York, New York, 10120, and any adjournment or postponement thereof.

Our 2009 Annual Report to Stockholders, which includes our financial statements, is available to review with this Proxy Statement. We are mailing notices of our Annual Meeting (or, for those who request it, a hard copy of this proxy statement, the enclosed form of proxy and our 2009 Annual Report) to our stockholders beginning on or about May 7, 2010.

ABOUT THE MEETING

All shares represented by properly executed proxies received by the Company prior to the meeting will be voted in accordance with the stockholders’ directions. A proxy may be revoked by written notice mailed to the Company (Attention: Edward M. Slezak, General Counsel and Secretary) or delivered in person at the meeting, by filing a duly executed, later dated proxy or by attending the meeting and voting in person.

What is the purpose of the annual meeting?

At our Annual Meeting, stockholders will act upon the matters outlined in the notice of meeting on the cover page of this Proxy Statement, namely, electing eleven (11) directors, ratifying the appointment of our independent registered public accounting firm and acting upon any other matter to come properly before the Annual Meeting.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on April 22, 2010, the record date for the meeting, are entitled to receive notice of and to participate in the Annual Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting or any postponements or adjournments of the Annual Meeting.

What if my shares are held in “Street Name” by a broker?

If you are the beneficial owner of shares held in “street name” by a broker, then your broker, as the record holder of the shares, must vote those shares in accordance with your instructions. If you do not give instructions to your broker, then your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. On non-discretionary items, such as the election of directors, for which you do not give instructions, the shares will be treated as “broker non-votes.” A discretionary item is a proposal that is considered routine under the rules of the New York Stock Exchange, such as the ratification of our auditors. Shares held in street name may be voted by your broker on discretionary items in the absence of voting instructions given by you. Proposal 2 is considered routine and therefore may be voted upon by your broker if you do not give instructions for the shares held by your broker.

What are the voting rights of the holders of Aéropostale’s common stock?

Holders of our common stock are entitled to one (1) vote, for each share held of record, on all matters submitted to a vote of the stockholders, including the election of directors. Stockholders do not have cumulative voting rights.

Who can attend the meeting?

Subject to space availability, all common stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Admission to the meeting will be on a first-come, first-serve basis. Registration will begin at 1:30 p.m. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting. Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of record of the issued and outstanding shares of capital stock representing a majority of the votes entitled to be cast at the meeting constitutes a quorum, thereby permitting the meeting to conduct its business. As of the record date, April 22, 2010, 93,467,817 shares of our common stock were issued and outstanding. Thus, the presence of the holders of common stock representing at least 46,733,910 votes will be required to establish a quorum.

Proxies received but marked as abstentions will be included in the calculation of the number of votes considered to be present at the meeting for quorum purposes.

What if a quorum is not present at the meeting?

If a quorum is not present at the scheduled time of the Annual Meeting, we may adjourn the Annual Meeting, either with or without a vote of the stockholders. If we propose to have the stockholders vote whether to adjourn the meeting, the people named in the enclosed proxy will vote all shares of our common stock for which they have voting authority in favor of the adjournment. An adjournment will have no effect on the business that may be conducted at the Annual Meeting.

How do I vote?

1. You may vote by mail.  If you properly complete and sign the enclosed proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions. The enclosed envelope requires no additional postage if mailed either in the United States or Canada.

2. You may vote by telephone.  If you are a registered stockholder (if you hold your common stock in your own name), you may submit your voting instructions by telephone by following the instructions printed on the proxy card. If you submit your voting instructions by telephone, you do not have to mail in your proxy card.

3. You may vote on the Internet.  If you are a registered stockholder (if you hold your common stock in your own name), you may vote on the Internet by following the instructions printed on the proxy card. If you vote on the Internet, you do not have to mail in your proxy card.

If you are a registered stockholder and attend the Annual Meeting, you may deliver your completed proxy card in person or vote in person by ballot at the meeting. If your shares are held in “street name” and you wish to vote at the Annual Meeting, you will need to obtain a proxy form from the institution that holds your shares.

Can I change my vote after I submit my Proxy?

Yes, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	signing and returning another proxy card with a later date;

•	submitting another proxy by telephone or on the Internet (your latest telephone or Internet voting instructions are followed);

•	giving written notice of revocation to the Company’s Secretary prior to or at the Annual Meeting; or

•	voting at the Annual Meeting.

Your attendance at the meeting will not have the effect of revoking your proxy unless you give written notice of revocation to the Corporate Secretary of the Company before the polls are closed on the date of the Annual Meeting. Any written notice revoking a proxy should be sent to our Corporate Secretary at 112 West 34th Street, New York, New York 10120 and must be received before the polls are closed.

How does the Board of Directors recommend I vote on the Proposals?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with the description of each item in this proxy statement. In summary, your Board recommends that you vote:

•	FOR election of the eleven (11) nominees to the Board of Directors;

•	FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 29, 2011 (“fiscal 2010”).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What are my voting options on each Proposal?

You have several choices on each of the matters to be voted upon at the Annual Meeting. On the election of directors, by checking the appropriate box on your proxy card, you may: (a) vote for all of the director nominees as a group; (b) withhold authority to vote for all director nominees as a group; or (c) vote for all director nominees as a group except those nominees you identify as directors for whom your vote is withheld. On the other matters, by checking the appropriate box, you may: (a) vote “For” the proposal; (b) vote “Against” the proposal; or (c) “Abstain” from voting on the proposal by checking “Abstain”.

Why did I receive a notice regarding the internet availability of the proxy materials instead of a paper copy of the proxy materials?

In an effort to be environmentally responsible and to reduce the costs of printing and distributing its proxy materials, as it did last year, Aéropostale is taking advantage of the SEC rule that allows companies to furnish their proxy materials over the internet to some or all of their shareholders. As a result, we are sending to our shareholders a notice regarding the internet availability of the proxy materials instead of a paper copy of its proxy materials. This notice explains how you can access the proxy materials over the internet and also describes how to request to receive a paper copy of the proxy materials by mail or a printable copy electronically.

How many votes are required to approve the Proposals?

For Proposal 1, pursuant to our bylaws and Delaware law, directors receiving a plurality of the votes represented and entitled to vote at the meeting shall be required. For Proposal 2, pursuant to our bylaws and Delaware law, an affirmative vote of a majority of shares of common stock represented and entitled to vote at the meeting is required to approve this proposal. Abstentions will have no effect on the outcome of Proposal 1, but will have the same effect as a vote “Against” Proposal 2. Broker non-votes will apply to Proposal 1 but will not result from Proposal 2.

How will abstentions be treated?

If you abstain from voting on one or more proposals, we will still include your shares for purposes of determining whether a quorum is present. Pursuant to our bylaws, we will not treat abstentions as votes for or against Proposals 1 or 2.

What is the effect of a “broker non-vote” on the proposals to be voted on at the 2010 Annual Shareholders’ Meeting?

A “broker non-vote” occurs if your shares are not registered in your name and you do not provide the record holder of your shares (usually a bank, broker, or other nominee) with voting instructions on a matter as to which, under NYSE rules, a broker may not vote without instructions from you, but the broker nevertheless provides a proxy. A broker non-vote is considered present for purposes of determining whether a quorum exists, but is not considered a “vote cast” or “entitled to vote” with respect to such matter.

Under NYSE rules, the election of directors is not a matter on which a broker may vote without your instructions. Therefore, if you do not provide instructions to the record holder of your shares with respect to the election of our directors, a broker non-vote as to your shares will result. The ratification of the appointment of independent accountants is a routine item under NYSE rules. As a result, brokers who do not receive instructions as to how to vote on that matter generally may vote on that matter in their discretion.

If your shares are held of record by a bank, broker, or other nominee, we urge you to give instructions to your bank, broker, or other nominee as to how you wish your shares to be voted so you may participate in the shareholder voting on these important matters.

What happens if a nominee for Director is unable to stand for election?

If a nominee is unable to stand for election, our Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.

Where can I find voting results of the meeting?

We will announce preliminary voting results at the meeting and publish final results in a Form 8-K filed with the Securities and Exchange Commission once the final voting results have been tabulated.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Aéropostale or to third parties except as necessary to meet applicable legal requirements, or to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation by our Board of Directors. Occasionally, stockholders provide written comments on their proxy card, which will be forwarded to Aéropostale management, as appropriate.

Who will bear the cost for soliciting votes for the meeting?

The expenses of soliciting proxies to be voted at the meeting will be paid by Aéropostale. Following the original mailing of soliciting materials, we may also solicit proxies by mail, telephone, fax or in person. Following the original mailing of soliciting materials, we will request that brokers, custodians, nominees and other record holders of common stock forward copies of the proxy statement and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies.

All share and per share amounts were given retroactive recognition to the three-for-two common stock split that was effective on March 5, 2010.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

Ownership of Common Stock

The following table shows, as of April 22, 2010, certain information with regard to the beneficial ownership of the Company’s Common Stock by: (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each of the Company’s directors and nominees; (iii) each executive officer named in the summary compensation table below; and (iv) all directors and executive officers as a group.

	Shares
	Beneficially Owned(1)
	Number	Percent

5% Beneficial Owners
Blackrock, Inc.(2) 40 East 52nd Street New York, NY 10022	14,746,466	15.78
Barclays Global Investors NA(3) 400 Howard Street San Francisco, CA 94105	12,023,903	12.86
FMR LLC(4) 82 Devonshire Street Boston, MA 02109	6,352,515	6.80
The Vanguard Group(5) 100 Vanguard Boulevard Malvern, PA 19355	5,285,346	5.65
Directors and Executive Officers
Julian R. Geiger	338	*
Mindy C. Meads(6)	71,576	*
Thomas P. Johnson(6)	183,020	*
Michael J. Cunningham(6)	141,876	*
Olivera Lazic-Zangas	6,416	*
Bodil Arlander	37,035	*
Ronald R. Beegle	17,535	*
Robert B. Chavez	33,285	*
Evelyn Dilsaver(6)	30,479	*
John N. Haugh(6)	34,134	*
Karin Hirtler-Garvey(6)	47,910	*
John D. Howard	87,497	*
David B. Vermylen(6)	63,660	*
All directors and executive officers as a group (16 persons)(6) Address: 112 West 34th Street New York, New York 10120	755,886	0.81

*	Represents less than 1% of the outstanding shares of the Company’s common stock.

(1)	Unless otherwise indicated, each of the stockholders has sole voting and dispositive power with respect to the shares of common stock beneficially owned. The percent is based upon the 93,467,817 shares outstanding on April 22, 2010 and the number of shares, if any, as to which the named person has the right to acquire upon options becoming exercisable or restricted stock vesting within 60 days of April 22, 2010. No officer or director has pledged any shares which they own.

(2)	Share ownership for Blackrock, Inc. was obtained from a Schedule 13G, dated January 8, 2010, and filed with the Securities and Exchange Commission.

(3)	Share ownership for Barclays Global Investors NA was obtained from a Schedule 13G, dated December 10, 2009, and filed with the Securities and Exchange Commission.

(4)	Share ownership for FMR LLC was obtained from a Schedule 13G, dated February 16, 2010, and filed with the Securities and Exchange Commission.

(5)	Share ownership for The Vanguard Group was obtained from a Schedule 13G, dated February 8, 2010, and filed with the Securities and Exchange Commission.

(6)	Includes the following shares for options and shares of common stock underlying restricted stock awards exercisable within 60 days of April 22, 2010:

Ms. Meads	50,812
Mr. Johnson	70,037
Mr. Cunningham	62,054
Ms. Dilsaver	11,250
Mr. Haugh	16,875
Ms. Hirtler-Garvey	16,875
Mr. Vermylen	33,750
All directors and executive officers as a group	261,653

PROPOSAL 1 — ELECTION OF DIRECTORS

General

At the meeting, the stockholders will be asked to elect eleven (11) directors. The Board has nominated, upon the recommendation of our Nominating and Corporate Governance committee, the eleven (11) current members of the Board named below. Proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect the eleven (11) nominees named below to constitute the entire Board. Each nominee shall be elected for a term of one year or until such nominee’s successor is elected and qualified. Pursuant to our bylaws, the Board of Directors has resolved that the size of our Board of Directors shall be fixed, from time to time, by a vote of a majority of the members of the Board of Directors. Information regarding the nominees is set forth below.

The board seeks independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. Candidates shall have substantial experience with one or more publicly traded national or multinational companies or shall have achieved a high level of distinction in their chosen fields. Board membership should reflect diversity in its broadest sense, including persons diverse in geography, gender, and experience. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group of members that can best support the success of our business and represent our shareholder’s interests through the exercise of sound judgment and utilization of their diverse backgrounds, skill sets and experiences.

Information Regarding Nominees

Bodil Arlander, 46, has served as a director since August 1998 and is a founding partner of Moxie Capital LLC, a private equity firm focused on investments in lower middle market consumer and retail companies. Previously, from April 1997 through May 2008, Ms. Arlander was a Senior Managing Director at Bear, Stearns & Co. Inc., as well as a partner in the Bear Stearns Merchant Banking Group. From 1991 through 1997, Ms. Arlander worked in the mergers and acquisitions department of Lazard Freres & Co. She is also a member of the board of directors of the publicly traded company New York & Company, Inc., as well as a privately held corporation. Ms. Arlander is a member of the Compensation Committee of the Board. Ms. Arlander’s qualifications to serve on the Board include her entrepreneurial and merchant banking experience as well as her expertise in business related matters gained through her years of service in the investment and merchant banking industries. In addition, through her years of service on the boards of public and private companies, including other apparel companies and retailers, Mr. Arlander is able to provide valuable operational expertise to the Board.

Ronald R. Beegle, 47, has served as director since August 2003 and is a founding partner of Goode Partners LLC, a private equity firm focused on investments in small to middle market consumer product, retail, and restaurant companies. Prior to forming Goode Partners, from 2004 through 2005, Mr. Beegle was the Chairman of Credit Suisse Group’s Global Consumer/Retail Investors Unit. Previously, Mr. Beegle had been employed by Gap, Inc. from 1996 until 2003 and had most recently served as Chief Operating Officer of the company’s flagship Gap division. While at Gap, Inc., he also served as Senior Vice President of Operations and Finance of Banana Republic and Executive Vice president and General Manager of Gap, Inc. Direct. He is a member of the Audit and Nominating and Corporate Governance Committees of the Board. Mr. Beegle’s qualifications to serve on the Board include his demonstrated leadership and knowledge of financial, operational and strategic issues facing retail companies gained through his experience as a COO of a major retail company. Mr. Beegle also provides a finance and strategic investment perspective and expertise to the Board.

Robert B. Chavez, 55, has served as a director since April 2004 and currently is the President and Chief Executive Officer of Hermes of Paris, Inc., which he joined in August 2000. Between 1992 and August 2000 Mr. Chavez was the Chief Executive Officer at Etienne Aigner. Mr. Chavez was also President of Frederic Fekkai (Hair Services and Products), a division of Chanel, Inc. from May 2000 through July 2000. Mr. Chavez is Chairman of the Compensation Committee and a member of the Nominating and Corporate Governance Committee of the Board. Mr. Chavez’s qualifications to serve on the Board include his demonstrated business leadership expertise gained through his service as CEO of a major luxury brand retailer, as well as his brand management expertise, and his financial and operational expertise. In addition, through his years of service in the retail industry, Mr. Chavez is able to provide valuable operational and strategic expertise to the Board.

Evelyn Dilsaver, 55, has served as director since October 2007. Ms. Dilsaver is formerly a member of The Charles Schwab Corporation and held various senior management positions within the organization including Executive Vice President, The Charles Schwab Corporation and President and Chief Executive Officer of Charles Schwab Investment Management. Prior to becoming President and Chief Executive Officer of Charles Schwab Investment Management, from July 2003 to July 2004, Ms. Dilsaver held the position of Senior Vice President, Asset Management Products and Services. Ms. Dilsaver is a certified public accountant. Ms. Dilsaver is also a member of the board of directors and audit committee of the publicly traded company Tempur-Pedic as well as the board of directors of a privately held corporation. Ms. Dilsaver is a member of the Audit Committee of the Board and a member of the Nominating and Corporate Governance Committee of the Board. Ms. Dilsaver’s qualifications to serve on the Board include her finance and brokerage expertise at a major brokerage firm, as well as her financial and leadership experience gained in those positions. Through her service on the boards of other public and private companies, Ms. Dilsaver also brings valuable finance, accounting and operational expertise to the Board.

Julian R. Geiger, 64, elected in February 2010, , in accordance with the terms of his employment contract, to end his service as Chief Executive Officer. Mr. Geiger continues to serve as Chairman of our Board of Directors and as a part-time advisor to the Company. Mr. Geiger had served as our Chairman and Chief Executive Officer from August 1998 to February 2010. From 1996 to 1998, he held the position of President and Chief Executive Officer of Federated Specialty Stores, a division of Federated Department Stores, Inc., which included Aéropostale. Before joining Federated, he was President of the Eagle Eye Kids wholesale and retail divisions of Asian American Partners from 1993 to 1996. Prior to that time, Mr. Geiger held a wide range of merchandising positions from 1975 to 1993 at R.H. Macy & Co., Inc., including President of Merchandising for Macy’s East responsible for Young Men’s, Juniors, Misses Coats and Misses Swimwear. Mr. Geiger’s qualifications to serve on the Board include his many years of leadership experience at Aéropostale, as well as his in-depth knowledge of our Company, its history and the retail industry in general, all gained through more than thirty years of service at major retail organizations as well as his thirteen years of service as our Chairman and Chief Executive Officer. With his extensive knowledge of the retail industry, Mr. Geiger also provides the Board and our Company with broad expertise in merchandising, strategic planning and operational execution.

John N. Haugh, 47, has served as a director since June 2007. Mr. Haugh is currently President and Chief Merchandising and Marketing Officer for Build-A-Bear Workshop. From January 2008 through December 2008 he served as President of IT’SUGAR LLC. Mr. Haugh served as President of Mars Retail Group from January 2004 through December 2007, where he lead all retail business operations for this subsidiary of Mars, Incorporated. Mr. Haugh is a member of the Compensation and Nominating and Corporate Governance Committees of the Board. Mr. Haugh’s qualifications to serve on the Board include his broad executive experience and brand management expertise gained through the various executive positions he has held throughout his career. Mr. Haugh also provides the Board with expertise in brand building and corporate strategy initiatives.

Karin Hirtler-Garvey, 53, has served as a director since August 2005. Ms. Hirtler-Garvey was the Chief Risk Executive for GMAC Financial Services from May 2009 to April 2010. Previously, Ms. Hirtler-Garvey was a principal in a start-up real estate development venture based in New Jersey. Prior to that, Ms. Hirtler-Garvey was Chief Operating Officer, Global Markets for Bank of America (formerly NationsBank). Ms. Hirtler-Garvey joined Bank of America in September of 1995 and held various senior management positions within the organization until March of 2005. Prior to becoming Chief Operating Officer, Global Markets, from April to October of 2004, Ms. Hirtler-Garvey held the position of President of Trust and Credit Banking Products. From June 2001 to March 2004, Ms. Hirtler-Garvey held the position of Chief Financial Officer/Chief Operating Officer for the Wealth and Investment Management division. Ms. Hirtler-Garvey is a certified public accountant. Ms. Hirtler-Garvey is also a director of one privately held corporation. Ms. Hirtler-Garvey is Chairperson of the Audit Committee and a member of the Nominating and Corporate Governance Committee of the Board. Ms. Hirtler-Garvey is also the Company’s Lead Independent Director. Ms. Hirtler-Garvey’s qualifications to serve on the Board include extensive financial accounting knowledge that is critical to our Board. As a former CFO and COO at global banking organizations, Ms. Hirtler-Garvey has extensive knowledge of financial reporting rules and regulations, evaluating financial results and generally overseeing the financial reporting process of a public company. Ms. Hirtler-Garvey also provides the board with extensive experience in the area of risk awareness and risk mitigation.

John D. Howard, 57, has served as a director since August 1998. Mr. Howard is currently the Chief Executive Officer of Irving Place Capital. Previously from 1997 through June of 2008, Mr. Howard served as a Senior Managing Director of Bear, Stearns & Co. Inc. and was the Chief Executive Officer of Bear Stearns Merchant Banking LLC, an affiliate of Bear, Stearns & Co. Inc. Mr. Howard had been the head of the merchant banking department of Bear, Stearns & Co. Inc. since its inception in 1997. Mr. Howard is also a member of the board of directors of the publicly traded companies New York & Company, Inc. and Vitamin Shoppe Industries, as well as a director of several privately held corporations. Mr. Howard’s qualifications to serve on the Board include his entrepreneurial and merchant banking experience as well as his expertise in financial and business related matters gained through his years in the merchant banking industry. In addition, through his years of service on the boards of public and private companies, including other apparel retailers, Mr. Howard is able to provide diverse and valuable financial, strategic and operational expertise to the Board.

Thomas P. Johnson, 52, was promoted to Co-Chief Executive Officer in February 2010. Mr. Johnson has served as our Executive Vice President and Chief Operating Officer from March 2004 to February 2010. Mr. Johnson rejoined us in January 2001 as Senior Vice President — Director of Stores. Mr. Johnson had served as Senior Vice President, Vice President, Regional Manager and District Manager with Federated Specialty Stores from 1989 to 1996. In the interim, he served as Senior Vice President — Director of Stores for David’s Bridal, Inc. in 2000 and as Senior Vice President — Director of Stores for Brooks Brothers, Inc. from 1997 to 2000. Mr. Johnson also held various field positions at Gap, Inc. as Regional Manager for Banana Republic, District Manager and Store Manager for Gap, Inc. from 1981 to 1989. Mr. Johnson’s qualifications to serve on the Board include his years in leadership roles at Aéropostale, as well as his extensive knowledge of our Company, its history and culture, as well as the retail industry generally. Mr. Johnson has served as a senior executive at several major retail organizations as well as ten years of service at Aéropostale in various leadership positions, including his current role as Co-Chief Executive Officer and Board member. With his extensive knowledge of the retail industry, Mr. Johnson also provides the Board and our Company with broad expertise in store operations, strategic planning and organizational structure.

Mindy C. Meads, 58, was promoted to Co-Chief Executive Officer in February 2010. Ms. Meads had served as our President and Chief Merchandising Officer from March 2007 to February 2010. Ms. Meads most recently served as President and Chief Executive Officer of Victoria’s Secret Direct, a division of Limited Brands, Inc from August 2006 to January 2007. From 1998 to 2005 Ms. Meads served in senior executive positions at Lands’ End, Inc./Sears Holding including President and Chief Executive Officer, Executive Vice President Sears Apparel and Executive Vice President Lands’ End Apparel and Sourcing. From 1996 to 1998 Ms. Meads was Senior Vice President Merchandising, Design, Planning & Allocation at Gymboree Corporation. From 1991 to 1996 she served as Senior Vice President Merchandising, Design and Vice President General Merchandise Manager for Lands’ End. Ms. Mead’s qualifications to serve on the Board include her many years in leadership roles at major retail organizations, including, most recently Aéropostale. Ms. Meads has served in various senior executive capacities, including CEO, at several major retail organizations as well as three years of service at Aéropostale, with her current role as Co-Chief Executive Officer and Board member. With her extensive knowledge of the retail industry, Ms. Meads also provides the Board and our Company with broad expertise in merchandising, marketing and design.

David B. Vermylen, 59, has served as a director since May 2003. Since January 2005 he has been President & COO of TreeHouse Foods and is a member of its Board of Directors. Previously, Mr. Vermylen had been employed by Keebler Company from 1996 until 2002 and had served as its Chief Executive Officer and President from 2001. Mr. Vermylen is Chairman of the Nominating and Corporate Governance Committee and a member of the Compensation Committee of the Board. Mr. Vermylen’s qualifications to serve on the Board include his demonstrated leadership qualities and knowledge of operational and strategic issues gained through his years of experience as a COO of a public company. Mr. Vermylen provides the Board a diverse background of experiences as well as his corporate governance acumen.

Each of the directors listed above has agreed to serve, if elected, and management has no reason to believe that they will be unavailable to serve. In the event that any of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the election of each of the directors listed above. The proxies solicited by this Proxy Statement cannot be voted for a greater number of persons than the number of nominees named.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE
“FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

CORPORATE GOVERNANCE

During the fiscal year ended January 30, 2010 (“fiscal 2009”), our Board of Directors met formally four (4) times. The Board has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. During fiscal 2009, each of the Company’s current directors participated in at least 75% of the aggregate number of meetings of the Board of Directors and meetings of the Board Committee or Committees upon which such director is or was a member.

Leadership Structure

We now separate the roles of our Co-CEO’s and our Chairman. As specified in our Bylaws, our Co-CEO’s are responsible for the general management, oversight, supervision and control of the business and affairs of our Company, and ensuring that all orders and resolutions of the Board are carried into effect. Our Chairman, on the other hand, is charged with presiding over all meetings of the Board and our shareholders, and providing advice and counsel to our Co-CEO’s and our Company’s other executive officers regarding our business and operations. In connection with the Board’s annual self-evaluation process, as required by our Corporate Governance Guidelines, the Board evaluates its organization and processes to ensure that the Board is functioning effectively. We believe that our separate Co-CEO’s and Chairman structure is the most appropriate and effective leadership structure for our Company and our shareholders. Additionally, we also have a Lead Independent Director who presides over all meetings of the non-management independent Board members.

The Board’s Role in Risk Oversight

The Audit Committee reviews and discusses with management the Company’s processes and policies with respect to risk assessment and risk management, including the Company’s enterprise-wide risk management program. In addition, the Company’s risk oversight process involves the entire Board receiving information from executive management on a variety of matters, including operations, legal, regulatory, finance and strategy, as well as information regarding any material risks associated with each matter. The full Board (or the appropriate Board committee, if the Board committee is responsible for the oversight of the matter) receives this information through updates from the appropriate members of executive management to enable it to understand and monitor the Company’s risk management practices. When a Board committee receives an update, the chairperson of the relevant Board committee reports on the discussion to the full Board during the Board committee reports portion of the next Board meeting. This enables the Board and the Board committees to coordinate the risk oversight role.

Director Independence

The Board has determined that each of Ms. Arlander, Mr. Beegle, Mr. Chavez, Ms. Dilsaver, Ms. Hirtler-Garvey, Mr. Haugh, Mr. Howard and Mr. Vermylen have no material relationship with the Company other than in her or his capacity as a director of the Company and that each is “independent” in accordance with applicable NYSE standards. Following the Annual Meeting of stockholders, if all director nominees are elected to serve as our directors, independent directors will constitute more than two-thirds of our Board. Ms. Meads and Mr. Johnson are executive officers of the Company, and Mr. Geiger is a former executive officer of the Company. Therefore Ms. Meads, Mr. Johnson, and Mr. Geiger are not “independent” in accordance with applicable NYSE standards.

In making these determinations, the Board took into account all factors and circumstances that it considered relevant, including, where applicable, the existence of any employment relationship between the director (or nominee) or a member of the director’s (or nominee’s) immediate family and the Company; whether within the past three years the director (or nominee) has served as an executive officer of the Company; whether the director (or nominee) or a member of the director’s (or nominee’s) immediate family has received, during any twelve-month period within the last three years, direct compensation (other than director fees) from the Company in excess of $120,000; whether the director (or nominee) or a member of the director’s (or nominee’s) immediate family has been, within the last three years, a partner or an employee of the Company’s internal or external auditors; and whether the director (or nominee) or a member of the director’s (or nominee’s) immediate family is employed by an entity that is engaged in business dealings with the Company. The Board has not adopted categorical standards with respect to director independence. The Board believes that it is more appropriate to make independence determinations on a case by case basis in light of all relevant factors.

Director Compensation

Our independent directors are paid a $30,000 annual retainer. In addition to the annual retainer, each Board member receives $1,500 for each board meeting attended and $500 for each telephonic meeting. Also in addition to the annual retainer, our Lead Independent Director will be paid a $25,000 annual retainer, our Audit Committee chairperson will be paid a $20,000 retainer, our Compensation Committee chairperson will be paid a $10,000 retainer and our Nominating and Corporate Governance chairperson will be paid a $7,500 retainer. Each Committee member will be paid $1,500 for each Committee meeting attended; $500 for each telephonic meeting attended and is reimbursed for travel expenses relating to attending Board, Committee or Company business meetings. New independent directors receive an initial grant of restricted stock when appointed to the Board. No stock option grants have been awarded to our Board members in recent years. Each incumbent director is eligible to receive a number of restricted shares equal to an annual dollar amount set by the Company in conjunction with its third party compensation consultant, which is dependent upon the Company’s achievement of annual financial targets. Directors who are employees of the Company or are otherwise not considered independent do not receive separate compensation for serving as directors.

Fiscal 2009 Director Compensation.  The following table sets forth compensation earned by the individuals who served as non-associated (independent) directors of the Company during fiscal 2009.

	Fees Earned or	Stock
	Paid in Cash	Awards	Total
Name	($)	($) (1)	($)
(a)	(b)	(c)	(h)

Ms. Arlander	42,500	103,917	146,417
Mr. Beegle	57,750	103,917	161,667
Mr. Chavez	52,750	103,917	156,667
Ms. Dilsaver	60,750	103,917	164,667
Mr. Haugh	49,250	103,917	153,167
Ms. Hirtler-Garvey	97,250	103,917	201,167
Mr. Howard	36,500	103,917	140,417
Mr. Vermylen	53,000	103,917	156,917

(1)	Stock awards were granted under the Aéropostale 2002 Long-Term Incentive Plan.

Outstanding Equity Awards at Fiscal Year-End.  The following table provides information relating to outstanding awards held by independent directors of the Company as of the fiscal year ended January 30, 2010.

	Option Awards					Stock Awards
								Market
						Number		Value of
	Number of	Number of				of Shares		Shares or
	Securities	Securities				or Units		Units
	Underlying	Underlying				of Stock		of Stock
	Unexercised	Unexercised		Option		That Have		That Have
	Options	Options		Exercise	Option	Not		Not
	(#)	(#)		Price	Expiration	Vested		Vested
Name	(Exercisable)	(Unexercisable)		($)	Date	(#)		($) (4)
(a)	(b)	(c)		(e)	(f)	(g)		(h)

Ms. Arlander	—	—		—	—	6,240	(3)	136,843
Mr. Beegle	—	—		—	—	6,240	(3)	136,843
Mr. Chavez	16,875	—		10.25	5/4/2012	—		—
	—	—		—	—	6,240	(3)	136,843
Ms. Dilsaver	11,250	11,250	(1)	13.78	10/18/2015	—		—
	—	—		—	—	6,240	(3)	136,843
Mr. Haugh	11,250	11,250	(2)	18.71	6/20/2015	—		—
	—	—		—	—	6,240	(3)	136,843
Ms. Hirtler-Garvey	16,875	—		10.94	8/18/2013	—		—
	—	—		—	—	6,240	(3)	136,843
Mr. Howard	—	—		—	—	6,240	(3)	136,843
Mr. Vermylen	33,750	—		10.37	3/12/2012	—		—
	—	—		—	—	6,240	(3)	136,843

(1)	Options vest 1/2 on October 10, 2010, and 1/2 on October 10, 2011.

(2)	Options vest 1/2 on June 20, 2010, and 1/2 on June 20, 2011.

(3)	Shares vested on March 25, 2010.

(4)	Market value based on the closing price of $21.93 on the last trading day of fiscal 2009 (January 29, 2010).

Attendance at Annual Meetings

The Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s Annual Meeting of stockholders. However, it encourages directors to attend and historically more than a majority have done so. Each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including by attending meetings of the stockholders of the Company, the Board and the Committees of which he or she is a member.

Does the Company have a Code of Ethics?

Our Code of Business Conduct and Ethics is applicable to all our officers, directors and employees, including the principal executive officer, the principal financial officer and the principal accounting officer. The Code is available on the Investor Relations portion of our website (www.aeropostale.com). We intend to post amendments to or waivers from the Code, if any, (to the extent applicable to our chief executive officer, principal financial officer or principal accounting officer or Directors) on our website.

How do stockholders communicate with the Board?

The Board provides a process for interested parties to send communications to the full Board, the independent members of the Board and the members of the Audit Committee. Any director may be contacted by writing to him or her, c/o General Counsel and Secretary, Aéropostale, Inc., 112 West 34th Street, New York, New York 10120 or e-mail at investorrelations@aeropostale.com to the attention of the General Counsel. Communications that are not related to a director’s duties and responsibilities as a Board member, an independent director or an Audit Committee member may be excluded by the Office of the General Counsel, including, without limitation, solicitations and advertisements; junk mail; product-related communications; job referral materials such as resumes; surveys; and any other material that is determined to be illegal or otherwise inappropriate. The directors to whom such information is addressed are informed that the information has been removed and that it will be made available to such directors upon request. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Concerns, if any, relating to accounting, internal controls or auditing matters would be brought immediately to the attention of the Company’s Chief Financial Officer and/or General Counsel and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Copies of the Company’s code of conduct, corporate governance materials, related person transaction policy and committee charters

The Company’s code of conduct, corporate governance materials, related person transaction policy, as well as the charters of the Audit Committee, Compensation Committee and Nominating and Governance Committee of the Board of Directors, are all available on the Company’s website at www.aeropostale.com. Stockholders may also request a printed copy of any of those materials, free of charge by writing to the following: General Counsel and Secretary, Aéropostale, Inc., 112 West 34th Street, New York, New York 10120.

Committees of the Board of Directors

Audit Committee.  The Board of Directors maintains an Audit Committee, which consists of the following Board members, Ms. Hirtler-Garvey (Chairperson), Mr. Beegle and Ms. Dilsaver. The Board has determined that both Ms. Hirtler-Garvey and Ms. Dilsaver are qualified as financial experts within the meaning of the SEC regulations. The Board has also determined that each member of the Audit Committee possesses the accounting and financial management expertise, within the meaning of the standards of the New York Stock Exchange, to be considered “financially literate”. All members of our Audit Committee have been determined to be independent by our Board of Directors, as that term is defined by SEC regulations relating to audit committee independence, the listing standards of New York Stock Exchange and the Company’s Corporate Governance Guidelines.

The Audit Committee of the Board is instrumental in the Board’s fulfillment of its oversight responsibilities relating to (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with regulatory requirements, (iii) the qualifications, independence and performance of the Company’s independent auditors and (iv) the performance of the Company’s internal audit function. The Audit Committee meets with management and the Company’s independent registered public accounting firm. The Audit Committee met five (5) times during fiscal 2009 and also met informally, either in person or by phone, on a number of occasions during fiscal 2009. The

Committee schedules its meetings to ensure that it devotes appropriate attention to all of its tasks. The Committee’s meetings include, whenever appropriate, executive sessions with the Company’s independent registered public accounting firm without the presence of the Company’s management.

In connection with the New York Stock Exchange’s adopting its revised Corporate Governance Standards, we amended the Company’s Audit Committee Charter in November 2004. The full text of the Committee’s charter is available on the Investor Relations portion of our website at www.aeropostale.com.

In carrying out these responsibilities, the Audit Committee, among other things, appoints, and monitors the performance of, the independent registered public accounting firm; oversees and reviews accounting policies and practices and internal controls; oversees and monitors the Company’s financial statements and audits; oversees matters relating to communications with the independent registered public accounting firm and management; reviews the annual report to be included with the Company’s proxy statement; and oversees, to the extent it deems necessary, matters related to related party transactions, if any.

As part of its oversight of the Company’s financial statements, the Committee reviews and discusses with both management and the Company’s independent registered public accounting firm the Company’s annual financial statements and quarterly operating results prior to their issuance. During fiscal 2009, management advised the Committee that each set of financial statements had been prepared in accordance with generally accepted accounting principles. Management also reviewed significant accounting and disclosure matters with the Committee. These reviews included discussions with the independent registered public accounting firm about matters required to be discussed pursuant to PCAOB AU 380, Communication With Audit Committees, and SEC Rule 2-07, Communication With Audit Committees, of Regulation S-X. The Audit Committee discussed the adoption of, or changes to, the Company’s significant accounting policies and procedures, and significant internal audit procedures with the independent registered public accounting firm, internal audit and management. The Committee also discussed with our independent registered public accounting firm matters relating to its independence, including a review of audit and non-audit fees and the disclosures made to the Committee pursuant to PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence and the Audit Committee has received a written disclosure letter as required by that standard. The Audit Committee has also received, reviewed and discussed with the Company’s independent registered public accounting firm the report required by section 10A(k) of the Securities Exchange Act of 1934. The Report of the Audit Committee can be found on page 36 of this Proxy Statement.

Compensation Committee.  The Board of Directors also has a Compensation Committee, consisting of Mr. Chavez (Chairman), Ms. Arlander, Mr. Haugh and Mr. Vermylen. The Compensation Committee of the Board (i) oversees the Company’s compensation and benefits philosophy and policies generally, (ii) evaluates the performance of our co-chief executive officers and oversees and sets compensation for our co-chief executive officers, (iii) oversees the evaluation process and compensation structure for other members of the Company’s senior management and (iv) fulfills the other responsibilities set forth in its charter. The Compensation Committee met formally two (2) times during fiscal 2009 and also met informally, either in person or by phone, on a number of occasions during fiscal 2009. The Board has determined that each of the Compensation Committee members is “independent” in accordance with applicable NYSE standards. The Compensation Discussion and Analysis can be found beginning on page 16 of this Proxy Statement.

Nominating and Corporate Governance Committee.  The Board of Directors also has a Nominating and Corporate Governance Committee consisting of Mr. Vermylen (Chairman), Mr. Beegle, Mr. Chavez, Ms. Dilsaver, Mr. Haugh and Ms. Hirtler-Garvey. The Nominating and Corporate Governance Committee of the Board identifies and recommends to the Board candidates who are qualified to serve on the Board and its committees. The Nominating and Corporate Governance Committee considers and reviews the qualifications of any individual nominated for election to the Board by stockholders. It also proposes a slate of candidates for election as directors at each Annual Meeting of stockholders. The Nominating and Corporate Governance Committee also develops and recommends to the Board, and reviews from time to time, a set of corporate governance principles for the Company and monitors compliance with those principles. The Board has determined that each of the Nominating and Corporate Governance members is “independent” in accordance with applicable NYSE standards.

The Nominating and Corporate Governance Committee will consider candidates for Board membership suggested by its members, other Board members, by management and by stockholders, in all cases applying similar criteria. Stockholders who wish to submit candidates for Board membership must submit all required information, consistent with the below criteria, in writing to the Chairman of the Nominating and Corporate Governance Committee c/o the General Counsel of the Company at 112 West 34th Street, New York, New York 10120.

The Nominating and Corporate Governance Committee, at the direction of the Chairman, makes an initial determination as to whether to conduct a full evaluation of a prospective candidate. This initial determination is based on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Committee determines, in consultation with the other Board members as appropriate, that additional consideration is warranted, it may request that additional information about the prospective nominee’s background and experience be gathered and a report be prepared for the Committee. The Committee then would evaluate the prospective nominee against the standards and qualifications set out in the Company’s Corporate Governance Guidelines, including, independence, integrity, experience, sound judgment in areas relevant to the Company’s businesses and willingness to commit sufficient time to the Board, all in the context of an assessment of the perceived needs of the Board at that point in time. The Committee will also measure candidates against the criteria it sets, including skills and attributes that reflect the values of the Company. The Nominating and Corporate Governance Committee will also be responsible for reviewing with the Board, on an annual basis, the criteria it believes appropriate for Board membership.

The Committee will also consider such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. Depending on the needs of the Company at the time, the prospective nominees and such other factors as the Committee deems in its business judgment to be relevant, the Committee will take such other steps as are necessary to evaluate the prospective nominee, including, if warranted, one or more of the members of the Committee interviewing the prospective nominee. After completing this evaluation and other steps of the process the Committee would make a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee.

The Nominating and Corporate Governance Committee recommended to the Board of Directors that all incumbent members of the Board of Directors stand for election at our 2010 Annual Meeting. The Nominating and Corporate Governance Committee met formally two (2) times during fiscal 2009 and also met informally, either in person or by phone, on a number of occasions during fiscal 2009.

Meetings of the Company’s Non-Management Directors

The non-management directors meet at scheduled executive sessions of the Board of Directors and our Lead Independent Director presides over those meetings.

PROPOSAL 2

RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP has been the Company’s independent registered public accounting firm since 1998, and has reported on the Company’s consolidated financial statements included in our annual report. The Audit Committee appoints the Company’s independent registered public accounting firm, and the Audit Committee has reappointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2010. In the event that the stockholders do not ratify the reappointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm, the Audit Committee will reconsider the selection of the independent registered public accounting firm. A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions.

Vote Required

In accordance with New York Stock Exchange listing requirements, and pursuant to our bylaws and Delaware law, an affirmative vote of a majority of shares of common stock represented and entitled to vote at the Annual Meeting is required to approve this proposal. Abstentions will have the effect of a vote “Against” this proposal. Broker non-votes will not result from this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

EXECUTIVE OFFICERS

The following is a list of the Company’s executive officers, followed by their biographical information (other than for Ms. Meads and Mr. Johnson whose biographical information appears in the section of this proxy statement entitled “Election of Directors — Nominees”).

Executive Officer	Age	Position

Mindy C. Meads	58	Co-Chief Executive Officer[1]
Thomas P. Johnson	52	Co-Chief Executive Officer[2]
Michael J. Cunningham	52	President and Chief Financial Officer[3]
Mary Jo Pile	53	Senior Vice President and Chief Stores Officer
Barbara A. Pindar	55	Senior Vice President Planning and Allocation
Edward M. Slezak	41	Senior Vice President, General Counsel and Secretary

[1]	During fiscal 2009, Mindy C. Meads held the position of President and Chief Merchandising Officer and Thomas P. Johnson held the position of Executive Vice President and Chief Operating Officer. Effective February 12, 2010, Ms. Meads and Mr. Johnson were each promoted to the position of Co-Chief Executive Officer.

[2]	During fiscal 2009, Michael J. Cunningham held the position of Executive Vice President and Chief Financial Officer. Effective February 12, 2010, Mr. Cunningham was promoted to the position of President and Chief Financial Officer.

Michael J. Cunningham was promoted to President and Chief Financial Officer in February of 2010 after serving as Executive Vice President and Chief Financial Officer from March 2004 and as Senior Vice President and Chief Financial Officer from August 2000 to March 2004. Mr. Cunningham previously served as Chairman and Co-Founder of Compass International Services Corporation from 1997 to 1999. Prior to that, he held various senior executive positions for American Express Company from 1984 to 1997, including Vice President Operations and Vice President Finance. Mr. Cunningham is a Certified Public Accountant.

Mary Jo Pile has served as our Senior Vice President and Chief Stores Officer since May 2005. From 2001 to 2005, Ms. Pile held the position of Executive Vice President of Stores for Express/Express Men’s. Prior to that, from 1997 to 2001, Ms. Pile held the position of Vice President of Stores for Express and The Limited.

Barbara A. Pindar has served as Senior Vice President Planning and Allocation since December 2005. Previously, she held the position of Senior Vice President, Inventory Management for the Pottery Barn brand division of Williams-Sonoma. Prior to that, from 1986 to 2002, Ms. Pindar held various senior executive positions for Limited Brands, Inc., including Vice President, Merchandise Planning and Analysis for Victoria’s Secret Direct.

Edward M. Slezak was promoted to Senior Vice President, General Counsel and Secretary in April 2006 after serving as Group Vice President and General Counsel from March 2005 to April 2006 and as Vice President and General Counsel from November 2004 to March 2005. He previously served as Vice President and General Counsel of Acclaim Entertainment, Inc. from June 2002 through November 2004. Prior to that, Mr. Slezak was a senior associate in the corporate department at the law firm of Cadwalader, Wickersham & Taft, LLP.

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

Executive Summary — The Core Objectives of Our Executive Compensation Program

Aéropostale’s executive compensation program is designed to ensure that the interests of our executive officers are closely aligned with those of our stockholders. We believe that this program is effective in allowing us to attract, retain and motivate highly-qualified senior talent who can successfully deliver exceptional performance.

We generally target total compensation for executive officers at, or above, the 50th percentile of the competitive market on average and believe that this practice allows us to attract and retain executive officers and to provide rewards that are competitive based on the market value for skills provided by our executive officers. In addition, we believe that this approach is appropriate in light of the high level of commitment, job demands and the expected performance contribution required by each of our executive officers in our extremely competitive marketplace.

We believe strongly that pay realized by executive officers should be closely aligned with actual performance outcomes that also benefit our stockholders. To this end, we maintain an executive compensation program that is flexible in significantly enhancing or reducing compensation payout levels based upon the Company’s actual financial performance.

The following Compensation Discussion and Analysis outlines additional details regarding the Company’s executive compensation program and policies. The Compensation Committee has provided oversight to the design and administration of the Company’s program and policies, participated in the preparation of the Compensation Discussion and Analysis and recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Executive Compensation Philosophy

We seek to apply a consistent philosophy to compensation for all executive officers. The primary goal of the compensation program is to link total executive compensation to performance that enhances stockholder value. Accordingly, our philosophy is based on the following core principles:

To Pay for Performance

We believe in paying for results. Individuals in leadership roles are compensated based on a combination of total Company and individual performance factors. Total Company performance is evaluated primarily based on the degree to which pre-established financial targets are met. Individual performance is evaluated based upon several leadership factors, including:

•	Attaining specific financial objectives;

•	Building and developing individual skills and a strong leadership team; and

•	Developing an effective infrastructure to support business growth and profitability.

In addition, a significant portion of total compensation is delivered in the form of equity-based award opportunities to directly link compensation with increases in stockholder value.

To Pay Competitively

We are committed to providing a total compensation program designed to retain our performers of the highest caliber and to also attract superior leaders to the Company. To achieve this goal, we annually compare our pay practices and overall pay levels with other leading specialty retail organizations, and, where appropriate, with non-specialty retail organizations when establishing our pay guidelines. Please see Executive Compensation Practices for greater detail.

To Pay Equitably

We believe that it is important to apply generally consistent guidelines for all executive officer compensation programs. In order to deliver equitable pay levels, the Committee considers depth and scope of accountability, complexity of responsibility, and executive performance, both individually and collectively as a team.

Compensation Governance

Our executive compensation program is overseen by the Compensation Committee of our Board of Directors. Compensation Committee members are appointed by our Board and meet the independence and other requirements of the New York Stock Exchange and other applicable laws and regulations. Compensation Committee members are selected based on their knowledge and experience in compensation matters from their professional roles.

The role of the Compensation Committee and information about its meetings are set forth on page 13 of this Proxy Statement. The Compensation Committee’s charter was last amended in 2004 and is available on the Company’s website at www.aeropostale.com.

Compensation Consultant

As provided for in the Compensation Committee Charter, the Compensation Committee retained, for the second consecutive fiscal year, Towers Watson (“the consultant” or the “compensation consultant”) as its independent compensation consultant to assist in the evaluation of CEO and executive officer compensation levels and program design. Specifically, the consultant provides the Compensation Committee with market trend information, data and recommendations to enable the Committee to make informed decisions and to stay abreast of changing market practices, helping the Committee to appropriately balance external forces with our objectives, values and compensation philosophy. In addition, the consultant provided analysis on the alignment of pay and performance and assisted in the process of preparing this disclosure. The Committee, considering recommendations from management, has the ultimate authority to retain and terminate the compensation consultant. The Committee, considering recommendations from management, determines the work to be performed by the consultant. The consultant works with management to gather data required in preparing analysis for Committee review.

Towers Watson was directed to review the company’s compensation programs and practices and to provide recommendations and suggestions which are consistent with the Company’s compensation philosophy. Towers Watson also assisted in the drafting and review of our Compensation Discussion and Analysis section of this Proxy Statement. Other than the aforementioned engagement, Towers Watson maintains no other direct or indirect business relationship with the Company. All executive compensation services provided by the consultant are conducted under the direction and authority of the Compensation Committee and all work performed by Towers Watson is approved by the Chairman of the Compensation Committee. Management has not engaged a separate compensation consultant.

Committee Delegation

Company management, including among others, our Senior Vice President of Human Resources, Vice President of Compensation and Benefits and General Counsel, prepared the compensation materials and attended our Compensation Committee meetings. This Company management team, in conjunction with the Company’s Co-Chief Executive Officers, and President and Chief Financial Officer, propose compensation program designs, levels and components and makes recommendations on the compensation levels and stock awards for employees, other than for themselves. The Compensation Committee, taking into consideration advice from Towers Watson, makes the final determination regarding certain of those proposals including the compensation of our Co-Chief Executive Officers and those executive officers listed in this proxy statement. From time to time, the Committee also meets in executive session with Towers Watson and without management present in order to review management’s proposals.

Risk Assessment

The Compensation Committee considers, in establishing and reviewing the executive compensation program, whether the program encourages risks which are reasonably likely to have a material adverse effect on the Company. In March 2010, the Compensation Committee received from its compensation consultant the factors to consider in determining the extent to which the features of the Company’s compensation programs aggravate or mitigate risk. In reviewing these considerations, in light of the Company’s broad-based plans, including those which the NEO’s participate in, the Committee determined that our compensation programs are not reasonably likely to have a material adverse effect on the Company. A review of these features and Aéropostale’s Compensation programs is highlighted below:

Risk Aggravating Feature	Aéropostale’s Compensation Programs

a compensation mix overly weighted toward short-term incentives	The mix of pay, and blend of equity is appropriately balanced between fixed and variable, short- and long-term, and time and performance based.

highly leveraged payout curves and uncapped payouts	Maximum payout levels for bonuses payable upon achievement of corporate goals and performance awards are capped; the payout curves are appropriately calibrated to afford for reasonable leverage; there is considerable alignment between pay and performance.

unreasonable goals or thresholds	All bonus eligible employees participate in the same annual incentive compensation program; considering Aéropostale’s performance history the goals and thresholds are appropriate.

use of inappropriate metrics	Aéropostale’s performance-based programs consider operating income and earnings per share; these metrics are within the influence of management’s performance, cannot be manipulated, consider top- and bottom-line performance, and are aligned with shareholders’ interests

contiguous performance periods (without additional holding or vesting requirements)	The long-term incentive plan is built on overlapping cycles.

The Compensation Committee noted that the Company does not engage in the practices that aggravate risk and further noted a number of design features of the Company’s cash and equity incentive programs for all employees reduce the likelihood of excessive risk-taking. For example, the Compensation Committee believes that the bonus program appropriately balances risk and desire to focus executives on specific short-term goals important to the Company’s success. Further, a significant portion of the compensation provided to the named executive officers is in the form of long-term equity awards that are important to help further align executives’ interests with those of the Company’s stockholders. The Compensation Committee determined and the full Board of Directors concurred that, for all employees, the Company’s compensation programs do not encourage excessive risk and instead encourage behaviors that support sustainable value creation.

Executive Compensation Practices

The Committee annually reviews our executive compensation to ensure it best reflects our compensation philosophy. In determining the overall compensation level for our executives, the Company and the Committee reviewed publicly available data for a peer group consisting of 14 national and regional, specialty and department store retail organizations to benchmark the appropriateness and competitiveness of our compensation program. Each year, this list of peer companies is reviewed and compiled by the Committee’s compensation consultant in conjunction with input from Company management, and is then ratified by the Compensation Committee. For our 2009 fiscal year, the comparison companies were:

Abercrombie & Fitch Co.	Coach, Inc.	New York & Company, Inc.
American Eagle Outfitters, Inc.	Columbia Sportswear Company	Phillips — Van Heusen Corporation
Ann Taylor Stores Corporation	Perry Ellis International, Inc.	Quiksilver, Inc.
bebe stores inc.	Guess?, Inc.	Urban Outfitters, Inc.
Charlotte Russe Holding, Inc.	J. Crew Group, Inc.

These peer companies were chosen because of their general similarity to Aéropostale in business, merchandise focus, frequent competition with the Company for executive talent and, in certain cases, size of business and geographic proximity of their corporate locations, and has remained constant for the past two fiscal years.

The principal elements of our executive compensation are base salary, short-term performance-based incentive compensation and long-term equity-based incentive programs. The Committee has designed our executive compensation programs to reward improvement in individual and Company performance. The Committee evaluates and administers the compensation of our officers in an integrated manner, making compensation decisions around program design and pay adjustments that align with our compensation philosophy, current market practices and our total compensation program objectives. When setting the amount of compensation to be awarded in a given year, the Committee considers the relative proportion of total compensation delivered on a current and long-term basis and in the form of cash and equity prior to making changes to compensation levels.

The Committee believes that, in addition to current and long-term compensation, it is important to provide our executive officers with competitive post-employment compensation. Post-employment compensation consists of two main types — retirement benefits and termination provisions. The Committee believes that retirement benefits and termination provisions are important components in a well-structured executive officer compensation package, and the Committee seeks to ensure that the combined package is competitive at the time the package is negotiated with the executive officer. Our retirement programs are described below on page 31.

The Committee reviewed all components of the named executive officers’ total direct compensation for the years 2007, 2008 and 2009, including, but not limited to, salary, bonus, equity-based compensation, perquisites, and payout obligations under the Company’s non-qualified deferred compensation plan and its supplemental executive retirement plan. The Committee concluded that compensation levels are reasonable and in the best interests of Aéropostale and its stockholders.

Elements of our Compensation Program

Allocation Among Components

We utilize the particular elements of compensation described above because we believe that it provides a well-proportioned mix of fixed compensation, retention value and at-risk compensation, which produces short-term and long-term performance incentives and rewards. Although there is no formal policy for a specific allocation between current and long-term compensation, or between cash and non-cash compensation, the Committee has established a pay mix for executive officers that places emphasis on total compensation that is based upon performance. This approach generally reflects current market practice and provides our executive officers with attractive levels of current pay while encouraging officers to remain with our Company for the long-term. Certain components of our non-cash, long-term compensation is performance-based and can be realized only if executive officers achieve financial goals including providing returns to our stockholders during the relevant performance period. By following this approach, we provide our executives a measure of security in the minimum level of compensation that the individual is eligible to receive while also motivating the executive to focus on the business metrics that will produce a high level of performance for the Company and long-term wealth creation for the executive, as well as reduce the risk of recruitment by competitors.

This mix of compensation is weighted toward at-risk and long-term pay, which is subject to the Company’s performance (annual incentives and long-term incentives) as illustrated in the charts below. Maintaining this pay mix results in a pay-for-performance orientation of our overall compensation program for our executives.

2009 Chairman & CEO
Compensation Mix(1)

(1)	In February 2010, Mr. Geiger elected, in accordance with the terms of his employment agreement, to end his service as Chief Executive Officer. Mr. Geiger continues to serve as Chairman of the Board of Directors.

2009 All Other Executive Officers
Compensation Mix

Annual Compensation

Summary Compensation Table.  The following table sets forth information concerning total compensation earned by or paid to our Chief Executive Officer, our Chief Financial Officer and our next three other most highly compensated executive officers who served in such capacity as of January 30, 2010 (the “named executive officers”) for services rendered to us during the three most recent fiscal years.

						Change in
						Pension
						Value and
					Non-Equity	Nonqualified
					Incentive	Deferred
			Stock	Option	Plan	Compensation	All Other
		Salary	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($) (1)	($) (2)(3)(6)	($) (2)(3)	($) (4)	($) (5)	($) (7)	($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)

Mr. Geiger	2009	1,000,000	—	—	3,000,000	1,275,560	8,209,425	13,484,985
Chairman of the Board of	2008	1,000,000	—	—	3,000,000	3,188,561	14,746	7,203,307
Directors and former Chief Executive Officer	2007	1,000,000	6,553,989	1,177,098	3,000,000	2,444,677	14,682	14,190,446
Ms. Meads	2009	817,885	1,500,000	—	2,044,713	406,215	14,810	4,783,623
Co-Chief Executive	2008	784,615	1,043,901	538,928	2,000,000	284,716	14,746	4,666,906
Officer	2007	619,231	1,633,800	569,700	1,750,000	69,077	10,171	4,651,979
Mr. Johnson	2009	735,769	1,000,000	—	1,471,538	783,531	64,810	4,055,648
Co-Chief Executive	2008	700,654	—	—	1,400,000	231,799	64,746	2,397,199
Officer	2007	530,000	2,924,391	294,268	795,000	269,800	58,961	4,872,420
Mr. Cunningham	2009	476,827	1,300,039	—	953,654	272,369	14,810	3,017,699
President and Chief	2008	450,096	—	—	675,000	108,932	14,746	1,248,774
Financial Officer	2007	425,000	1,797,083	205,994	637,500	128,650	14,682	3,208,909
Ms. Lazic-Zangas	2009	355,923	243,055	—	357,000	315,626	14,810	1,286,414
Former Senior Vice	2008	350,096	221,379	73,247	350,000	49,747	14,746	1,059,215
President of Design	2007	325,154	148,551	103,004	340,000	118,562	14,682	1,049,953

(1)	Reflects base salary earned through the 52-week fiscal years ended January 30, 2010 (“fiscal 2009”), January 31, 2009 (“fiscal 2008”) and February 2, 2008 (“fiscal 2007”).

(2)	The value of stock and option awards reflects the fiscal 2009, 2008 and 2007 grant date fair value for these awards, recognized under the provisions of Accounting Standards Codification (“ASC”) Topic 718, “Compensation — Stock Compensation” (“ASC 718”). Stock awards include non-vested and performance shares, as described in the Compensation Discussion and Analysis section. Generally, the aggregate grant date fair value is the amount that the Company expects to expense in its financial statements over the award’s vesting schedule. These amounts may not correspond to the actual value that will be realized by the named executive officers. See Note 10 to our consolidated financial statements included in Form 10-K for the year ended January 30 2010 for a further discussion.

(3)	Stock and option awards were granted under our 2002 Amended and Restated Long-Term Incentive Plan.

(4)	The amounts represent the bonuses earned in fiscal 2009, 2008 and 2007 pursuant to our Annual Incentive Plan (“AIP”) and paid in March 2010, March 2009 and March 2008, respectively.

(5)	For fiscal 2009, the amounts included in the Aéropostale Supplemental Executive Retirement Plan (“SERP”) plan are comprised entirely of changes between fiscal 2008 and fiscal 2009 in the actuarial present value of the accumulated pension benefits of the following named executive officers:

Julian R. Geiger, Mindy C. Meads, Thomas P. Johnson, Michael J. Cunningham and Olivera Lazic-Zangas. See Note 11 to our consolidated financial statements “Retirement Benefit Plans” in our Form 10-K for the year ended January 30, 2010 for a description for the assumptions made for calculating the Pension Value.

For fiscal 2008, the amounts included in the Aéropostale SERP plan are comprised entirely of changes between fiscal 2007 and fiscal 2008 in the actuarial present value of the accumulated pension benefits of the following named executive officers:

Mr. Geiger, Ms. Meads, Mr. Johnson, Mr. Cunningham and Ms. Lazic-Zangas. See Note 10 “Retirement Benefit Plans” in our Form 10-K for the year ended January 31, 2009 for a description for the assumptions made for calculating the Pension Value.

For fiscal year 2007, the amounts included in the Aéropostale SERP plan are comprised entirely of changes between fiscal 2006 and fiscal 2007 in the actuarial present value of the accumulated pension benefits:

Mr. Geiger, Ms. Meads, Mr. Johnson, Mr. Cunningham and Ms. Lazic-Zangas. See Note 12 “Retirement Benefit Plans” in our Form 10-K for the year ended February 2, 2008 for a description for the assumptions made for calculating the Pension Value.

(6)	Mr. Geiger, Mr. Johnson and Mr. Cunningham received stock awards on January 30, 2008. These awards were included in their fiscal 2007 compensation.

(7)	The following table represents all other compensation paid to the executive officers during fiscal 2009, 2008 and 2007.

			Housing or
		Auto	Relocation	401K Match	MERP	Other	Total
Name and Principal Position	Year	($)	($)	($)	($) (1)	($) (2)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Mr. Geiger	2009	8,500	—	3,000	3,310	8,194,615	8,209,425
	2008	8,500	—	3,000	3,246	—	14,746
	2007	8,500	—	3,000	3,182	—	14,682
Ms. Meads	2009	8,500	—	3,000	3,310	—	14,810
	2008	8,500	—	3,000	3,246	—	14,746
	2007	7,519	—	—	2,652	—	10,171
Mr. Johnson	2009	8,500	50,000	3,000	3,310	—	64,810
	2008	8,500	50,000	3,000	3,246	—	64,746
	2007	8,500	44,279	3,000	3,182	—	58,961
Mr. Cunningham	2009	8,500	—	3,000	3,310	—	14,810
	2008	8,500	—	3,000	3,246	—	14,746
	2007	8,500	—	3,000	3,182	—	14,682
Ms. Lazic-Zangas	2009	8,500	—	3,000	3,310	—	14,810
	2008	8,500	—	3,000	3,246	—	14,746
	2007	8,500	—	3,000	3,182	—	14,682

(1)	MERP — Medical Executive Reimbursement Plan for all Senior Vice-President level and above to supplement the Company’s current insurance coverage.

(2)	In accordance with the terms of Mr. Geiger’s Employment Agreement, this amount represents certain cash payments made during 2009 which were in lieu of other benefits Mr. Geiger had received during prior years of his employment with the Company, including the replacement of (i) annual equity awards and (ii) the increase in retirement benefits.

Base Salary

The Compensation Committee annually reviews and adjusts, where appropriate, the base salaries of the Company’s executive officers listed in this Proxy Statement. In determining the appropriate level of base salary compensation, the Compensation Committee considers a number of factors including each executive officer’s job responsibilities, individual contributions, number of years of service to the Company, Company performance for the prior year, current salary and peer group data provided by the compensation consultant. As illustrated above, Aéropostale has designed its compensation structure around a generally balanced allocation between fixed compensation, and performance based variable compensation, such as bonus and equity compensation.

Annual Incentive and Bonus Plan

Our compensation program awards annual bonuses based upon the Company obtaining certain annual financial targets in accordance with our financial plan. The Company’s annual financial plan is established by management and ratified by our Board at the beginning of each fiscal year. The Annual Incentive Plan (“AIP”) is designed to motivate and reward employees by aligning a substantial portion of their total compensation directly with the Company’s financial success, specifically operating income. With regard to our former CEO and current Co-CEO’s and our President and CFO, their AIP bonus is determined based upon not only Company operating income growth, but the Company’s diluted earnings per share (“EPS”) growth as well. These two components are weighted equally. All other employees’ bonuses are determined solely based upon Company operating income growth. The reason for this difference is that management, in conjunction with the Compensation Committee, determined that those three positions within the Company are able to make policies and decisions which can directly impact the Company’s EPS, and as such, in order to further align those executives with the Company’s shareholder value, half of their AIP bonus is determined based upon year over year EPS growth targets as set by our Compensation Committee.

The AIP contains a tiered payment structure based upon the Company’s annual financial performance. Those tiers are Threshold (achieving 90% of the Company’s annual financial plan), Target (achieving 100% of the Company’s annual financial plan) and maximum (achieving 110% or greater of the Company’s annual financial plan). The AIP is determined formulaically, as described above. However, the Company does maintain some flexibility to award certain limited discretionary bonus amounts to employees in limited circumstances. Only those executives at the Senior Vice President level and below are eligible for a discretionary bonus.

Fiscal 2009 Performance

For fiscal 2009, the Company’s financial performance was at the maximum level and therefore all Company AIP bonuses were paid to bonus-eligible employees at the maximum level. The charts below reflect the Company’s AIP bonus financial parameters and the corresponding AIP payment level:

Fiscal 2009 Consolidated Operating Earnings
(in thousands)

Consolidated operating earnings increased by 54% in fiscal 2009 compared to fiscal 2008.

Fiscal 2009 Consolidated
Diluted Earnings Per Share

Consolidated diluted earnings per share increased by 54% in fiscal 2009 compared to fiscal 2008.

The table below reflects fiscal 2009 AIP actual bonus payout:

					Actual AIP
					Bonus as a %
				Actual AIP	of Total Cash
	As a Percentage of Base Pay			Bonus Paid	Compensation
Name	Threshold	Target	Maximum	($)	(%)
(a)	(b)	(c)	(d)	(e)	(f)

Mr. Geiger	75.0%	150.0%	300.0%	3,000,000	75%
Ms. Meads	62.5%	125.0%	250.0%	2,044,713	71%
Mr. Johnson	50.0%	100.0%	200.0%	1,471,538	67%
Mr. Cunningham	50.0%	100.0%	200.0%	953,654	67%
Ms. Lazic-Zangas	25.0%	50.0%	100.0%	357,000	50%

LONG TERM INCENTIVE COMPENSATION

Long-Term Equity

We believe that equity awards of our common stock under our 2002 Amended and Restated Long-Term Incentive Plan are an important factor in aligning the long-term financial interests of our equity-eligible employees with the interests of our stockholders. Additionally, long-term compensation increases the likelihood that we will be able to retain top performers. We have historically issued stock options, as well as non-vested shares of our common stock, to our executive officers. Over the past several years, we have gradually eliminated stock options from the mix of long-term equity we deliver to our equity eligible employees, in order to more closely align the value we are delivering to our employees with the Company’s financial performance. Management continually evaluates the use of equity-based awards and intends to continue to use such awards in the future as part of designing and administering our compensation program. The percentage mix of the components of our equity awards depends upon the employee’s level within the organization.

At the end of fiscal 2006, we also introduced Performance Shares as an additional form of long-term equity compensation. Performance-based equity awards help to align the interests of our executive officers with those of our stockholders. Because they are tied to key performance measures, they also support our key brand and human capital strategies. Performance shares represent an unsecured promise by the Company to award common shares to certain executives, contingent upon the Company’s achievement of pre-determined stipulated three year financial performance goals. Performance Shares vest at the end of three years of continuous service by the employee and the amount of shares awarded is dependent on the Company’s financial performance, as determined in accordance with pre-determined metrics, over that three year period. The number of performance shares to be awarded to the employee is not finalized until the Company’s Auditors have issued their audit opinion on the Company’s consolidated financial statements. With regard to Performance Shares, there are two financial measures against which the Company’s performance is measured; Earnings Per Share (EPS) and Operating Income (OI). Financial performance for each measure is based upon cumulative targets determined over the applicable three-year period. Each measure is separate and distinct and the actual number of shares awarded at the end of the three-year cycle is additive in determining the total number of performance shares issued. Performance shares are issued to employees at the Senior Vice President level and above. The Compensation Committee may continue to grant equity incentives to the Company’s equity eligible employees consistent with the Company’s compensation philosophies. The Compensation Committee delegates administrative aspects of equity grants to management.

All equity grants are issued on the date they are approved by the Compensation Committee, except for new hires, whose grant date is the first day of their employment, with all such grants only being made when the Company is not in a trading blackout. In addition, the Compensation Committee’s approval of grants of awards is not conditioned nor linked to the timing of the Company’s release of financial information. Non-vested stock awarded to executive officers vests at the end of three years of continuous service with us, except for certain grants more particularly described as follows. Certain non-vested stock awarded to Ms. Meads, Mr. Johnson and Mr. Cunningham have a two year vesting period. Although no longer granted, the exercise price for stock options is the last sales price reported for the Common Stock as reported on the NYSE on the date upon which the Award is granted. Stock options generally vest over four years on a pro rata basis and expire after eight years. All outstanding stock options immediately vest upon a change in control. For further details of these equity awards, please see the Employment Agreements section of this Proxy Statement.

Other Benefits and Perquisites

Our executive officer compensation program also includes other benefits and perquisites. These benefits include annual matching contributions to executive officers’ 401(k) plan accounts, MERP, Company partially-paid medical benefits, group term life insurance coverage and an auto allowance of $8,500 per year. These benefits also include benefit accruals under our SERP. We annually review these other benefits and perquisites with the Compensation Committee and the compensation consultant, and make adjustments as warranted based on competitive practices and our Company’s financial performance.

Post-Termination Compensation and Benefits

Our executive officers are also entitled to post-termination benefits in the event that their employment with us is terminated. For those executive officers who have an employment agreement with us, a description of the termination events that trigger post termination pay and benefits can be found in the Section of this Proxy Statement entitled Employment Agreements. In addition, pursuant to Company policy, all Senior Vice Presidents of the Company receive one (1) year of post termination pay upon involuntary termination without cause. Our Compensation Committee, in conjunction the compensation consultant, has reviewed the severance costs to the Company associated with the Company’s severance-eligible employees.

The table below shows the amounts that the following individuals would be eligible to receive upon termination of their employment with the Company, assuming that termination occurred on January 30, 2010, the last day of our 2009 fiscal year:

	Potential Payouts Upon Termination
		Termination Type
				Termination
				w/o Cause
				or Executive
				Termination	Involuntary
		Voluntary	Death or	for Good	Termination	Change of
		Quit	Disability	Reason	for Cause	Control	Retirement
Name	Benefit	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Mr. Geiger(1)	Payment of salary	—	—	1,000,000	—	1,000,000	—
	Payment of bonus(2)	3,000,000	3,000,000	3,000,000	3,000,000	3,000,000	3,000,000
	Acceleration of non-vested stock(3)	1,384,923	1,384,923	1,384,923	1,384,923	1,384,923	1,384,923
	Acceleration of stock options(3)	675,572	675,572	675,572	675,572	675,572	675,572
	Retirement plan payment(4)	16,212,330	16,212,330	16,212,330	16,212,330	16,212,330	16,212,330

	Total	21,272,825	21,272,825	22,272,825	21,272,825	22,272,825	21,272,825

Ms. Meads	Payment of salary	—	—	1,735,417	—	—	—
	Payment of bonus(2)	—	2,044,713	2,044,713	—	—	—
	Acceleration of non-vested stock(3)	—	3,479,436	—	—	3,479,436	—
	Acceleration of stock options(3)	—	283,859	—	—	283,859	—
	Retirement plan payment(4)	847,861	847,861	847,861	847,861	847,861	847,861

	Total	847,861	6,655,869	4,627,991	847,861	4,611,156	847,861

Mr. Johnson	Payment of salary	—	—	1,633,333	—	—	—
	Payment of bonus(2)	—	1,471,538	1,471,538	—	—	—
	Acceleration of non-vested stock(3)	—	1,688,873	—	—	1,688,873	—
	Acceleration of stock options(3)	—	124,107	—	—	124,107	—
	Retirement plan payment(4)	2,090,822	2,090,822	2,090,822	2,090,822	2,090,822	2,090,822

	Total	2,090,822	5,375,340	5,195,693	2,090,822	3,903,802	2,090,822

Mr. Cunningham	Payment of salary	—	—	1,071,875	—	—	—
	Payment of bonus(2)	—	953,654	953,654	—	—	—
	Acceleration of non-vested stock(3)	—	1,702,492	—	—	1,702,492	—
	Acceleration of stock options(3)	—	102,234	—	—	102,234	—
	Retirement plan payment(4)	823,262	823,262	823,262	823,262	823,262	823,262

	Total	823,262	3,581,642	2,848,791	823,262	2,627,988	823,262

Ms. Lazic-Zangas	Payment of salary	—	—	357,000	—	—	—
	Payment of bonus(2)	—	—	—	—	—	—
	Acceleration of non-vested stock(3)	—	590,005	—	—	590,005	—
	Acceleration of stock options(3)	—	82,600	—	—	82,600	—
	Retirement plan payment(4)	909,387	909,387	909,387	909,387	909,387	909,387

	Total	909,387	1,581,992	1,266,387	909,387	1,581,992	909,387

(1)	In February 2010, Mr. Geiger elected, in accordance with the terms of his employment agreement, to end his service as Chief Executive Officer. Mr. Geiger continues to serve as Chairman of the Board of Directors.

(2)	Actual AIP bonus earned for fiscal 2009 at maximum level payout.

(3)	Equity awards valued using closing price of $21.93 per share as of January 30, 2010.

(4)	Accelerated vesting of stock options triggered upon termination within one year from a “change of control” of the Company, as that term is defined in the applicable employment agreement or equity grant agreement, as the case may be.

Adjustment or Recovery of Awards

Under Section 304 of Sarbanes-Oxley, if we are required to restate our financial results due to material non-compliance with any financial reporting requirements as a result of misconduct, the Chief Executive Officer and Chief Financial Officer must reimburse the Company for (1) any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of securities of the Company during those 12 months.

Impact of Accounting and Tax

The Compensation Committee takes into the account the various tax and accounting implications of compensation vehicles employed by us.

When determining amounts of stock incentive plan grants to our executives, employees and Board members, the Compensation Committee examines the accounting cost associated with the grants. Under ASC 718, grants of stock-based compensation result in an accounting charge for us, which is amortized over the requisite service period, or vesting period of the instruments.

Section 162(m) of the Internal Revenue Code of 1986 limits the deductibility of executive compensation paid by a publicly-held company to $1,000,000 per covered employee per year. This limitation generally does not apply to performance-based compensation under a plan that is approved by the stockholders of a company that also meets certain other technical requirements. Our 2002 Amended and Restated Long-Term Incentive Plan was re-approved by stockholders on June 16, 2006 and therefore awards under the plan are eligible to be exempt from Section 162(m), assuming those awards meet the other criteria for Section 162(m) deductibility. The Compensation Committee intends to utilize performance-based compensation programs that meet the deductibility requirements under Section 162(m). However, the Compensation Committee may approve compensation that may not be deductible if the Committee determines that such compensation is in the best interests of the Company which may include for example, the payment of certain non-deductible compensation necessary in order to attract and retain individuals with superior talent. This was the case with regard to the employment agreement with our former Chief Executive Officer, whereby, depending upon various factors, certain aspects of our former Chief Executive Officer’s compensation will not be tax deductible for the Company.

Grants of Plan-Based Awards.  The following table provides information relating to plan-based awards granted to named executive officers during the fiscal year ended January 30, 2010.

								All Other
		Estimated Future Payouts			Estimated Future Payouts			Stock Awards:	Grant Date
		Under Non-Equity Incentive Plan			Under Equity Incentive Plan			Number of	Fair Value
		Awards			Awards			Shares of Stock	of Stock and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Option Awards
Name	Date	($)	($)	($)	(#) (1)	(#) (1)	(#) (1)	(#) (2)	($) (3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(l)

Mr. Geiger	—	750,000	1,500,000	3,000,000	—	—	—	—	—
Ms. Meads	—	511,178	1,022,357	2,044,713	—	—	—	—	—
	3/25/2009	—	—	—	22,518	45,036	90,072	45,036	750,000
Mr. Johnson	—	367,885	735,769	1,471,538	—	—	—	—	—
	3/25/2009	—	—	—	15,012	30,024	60,048	30,024	500,000
Mr. Cunningham	—	238,414	476,827	953,654	—	—	—	—	—
	3/25/2009	—	—	—	11,259	22,518	45,036	22,518	375,000
	9/28/2009	—	—	—	—	—	—	19,103	550,039
Ms. Lazic-Zangas	—	89,250	178,500	357,000	—	—	—	—	—
	3/25/2009	—	—	—	3,649	7,298	14,596	7,298	121,528

(1)	Equity incentive awards (performance shares) were granted in accordance with the 2002 Amended and Restated Plan. The performance shares vest at the end of three years of continuous service with us, and the number of shares ultimately awarded is contingent upon meeting cumulative consolidated EPS and consolidated operating earnings targets, each weighted at 50%.

(2)	Stock awards were granted in accordance with the 2002 Amended and Restated Long-Term Incentive Plan. Non-vested shares are shares of Aéropostale common stock that are payable as shares at the end of the vesting period.

(3)	Column (l) represents the fair values of stock awards granted during the year in accordance with ASC 718. Stock awards granted on March 25, 2009 have a fair value of $16.65. Stock awards granted on September 28, 2009 have a grant date fair value of $28.79.

Outstanding Equity Awards at Fiscal Year-End.  The following table provides information relating to outstanding awards held by named executive officers at fiscal year end, January 30, 2010.

	Option Awards					Stock Awards
									Equity	Equity
									Incentive	Incentive
									Plan Awards:	Plan Awards:
								Market	Number of	Market or
						Number		Value of	Unearned	Payout Value
	Number of	Number of				of Shares		Shares or	Shares, Units	of Unearned
	Securities	Securities				or Units		Units	or Other	Shares, Units or
	Underlying	Underlying				of Stock		of Stock	Rights	Other Rights
	Unexercised	Unexercised		Option		That Have		That Have	That Have	That Have
	Options	Options		Exercise	Option	Not		Not	Not	Not
	(#)	(#)		Price	Expiration	Vested		Vested	Vested	Vested
Name	(Exercisable)	(Unexercisable)		($)	Date	(#)		($) (12)	(#)	($) (12)
(a)	(b)	(c)		(e)	(f)	(g)		(h)	(i)	(j)

Mr. Geiger	—	42,187	(1)	12.83	4/4/2014	—		—	—	—
	—	70,967	(1)	17.82	3/28/2015	—		—	—	—
	—	—		—	—	63,152	(1)	1,384,923	—	—
	—	—		—	—	—		—	64,216	1,408,257
Ms. Meads	—	33,750	(4)	18.15	3/26/2015	—		—	—	—
	16,968	50,907	(5)	18.86	3/25/2016	—		—	—	—
	—	—		—	—	90,000	(8)	1,973,700	—	—
	—	—		—	—	23,625	(9)	518,096	—	—
	—	—		—	—	45,036	(9)	987,639	—	—
	—	—		—	—	—		—	63,450	1,391,459
	—	—		—	—	—		—	90,072	1,975,279
Mr. Johnson	20,925	—		14.89	3/9/2013	—		—	—	—
	16,875	5,625	(2)	12.83	4/4/2014	—		—	—	—
	17,741	17,742	(3)	17.82	3/28/2015	—		—	—	—
	—	—		—	—	31,199	(6)	684,194	—	—
	—	—		—	—	15,789	(10)	346,253	—	—
	—	—		—	—	30,024	(7)	658,426	—	—
	—	—		—	—	—		—	16,054	352,064
	—	—		—	—	—		—	60,048	1,316,853
Mr. Cunningham	20,925	—		14.89	3/9/2013	—		—	—	—
	16,875	5,625	(2)	12.83	4/4/2014	—		—	—	—
	12,419	12,420	(3)	17.82	3/28/2015	—		—	—	—
	—	—		—	—	24,960	(6)	547,373	—	—
	—	—		—	—	11,052	(10)	242,370	—	—
	—	—		—	—	22,518	(7)	493,820	—	—
	—	—		—	—	19,103	(11)	418,929	—	—
	—	—		—	—	—		—	11,238	246,449
	—	—		—	—	—		—	45,036	987,639

Option Awards	Stock Awards
Equity	Equity
Incentive	Incentive
Plan Awards:	Plan Awards:
Market	Number of	Market or
Number	Value of	Unearned	Payout Value
Number of	Number of	of Shares	Shares or	Shares, Units	of Unearned
Securities	Securities	or Units	Units	or Other	Shares, Units or
Underlying	Underlying	of Stock	of Stock	Rights	Other Rights
Unexercised	Unexercised	Option	That Have	That Have	That Have	That Have
Options	Options	Exercise	Option	Not	Not	Not	Not
(#)	(#)	Price	Expiration	Vested	Vested	Vested	Vested
Name	(Exercisable)	(Unexercisable)	($)	Date	(#)	($) (12)	(#)	($) (12)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)

Ms. Lazic-Zangas	67,500	—	3.97	3/24/2011	—	—	—	—
27,000	—	10.37	3/12/2012	—	—	—	—
13,950	—	14.89	3/9/2013	—	—	—	—
11,812	3,938	(2)	12.83	4/4/2014	—	—	—	—
6,210	6,210	(3)	17.82	3/28/2015	—	—	—	—
2,306	6,919	(5)	18.86	3/25/2016	—	—	—	—
—	—	—	—	6,242	(6)	136,887	—	—
—	—	—	—	5,526	(10)	121,185	—	—
—	—	—	—	7,838	(9)	171,887	—	—
—	—	—	—	7,298	(7)	160,045	—	—
—	—	—	—	—	—	5,622	123,290
—	—	—	—	—	—	7,800	171,054
—	—	—	—	—	—	14,596	320,090

(1)	These options and equity grants vested on February 12, 2010 pursuant to Mr. Geiger’s employment agreement.

(2)	Options vested 100% on March 4, 2010.

(3)	Option vested 1/2 on March 28, 2010, and 1/2 will vest on March 28, 2011.

(4)	Options vested 1/2 vested on March 26, 2010, and 1/2 will vest on March 26, 2011.

(5)	Options vested 1/3 vested on March 25, 2010, 1/3 will vest on March 25, 2011, and 1/3 will vest on March 25, 2012.

(6)	Shares vested on February 1, 2010.

(7)	Shares will vest on March 25, 2012.

(8)	Shares vested on March 26, 2010.

(9)	Shares will vest on March 25, 2011.

(10)	Shares vested on March 28, 2010.

(11)	Shares will vest 1/2 on September 28, 2010, and 1/2 on September 28, 2011.

(12)	Market value based on the closing price of $21.93 on the last trading day of fiscal 2009 (January 29, 2010).

Option Exercises and Stock Vested Information.  The following table provides information relating to option awards exercised and restricted stock awards vested during the fiscal year ended January 30, 2010.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($) (1)	(#)	($) (2)
(a)	(b)	(c)	(d)	(e)

Mr. Geiger	42,187	106,287	—	—
	60,750	302,904	—	—
	70,967	145,803	—	—
	42,188	297,051	—	—
	62,662	312,552	—	—
	—	—	122,205	2,302,342
Ms. Meads	33,750	236,511	—	—
Mr. Johnson	40,500	378,097	—	—
	—	—	143,624	3,148,238
	—	—	16,875	317,925
Mr. Cunningham	18,150	171,928	—	—
	—	—	85,175	1,888,956
	—	—	16,875	317,925
Ms. Lazic-Zangas	—	—	9,000	169,560

(1)	Value Realized on Exercise is based on the market price at the time of the exercise less the exercise price, multiplied by the number of shares underlying the exercised options.

(2)	Valued Realized on Vesting is based on the market price at the close of business on the day of vesting, multiplied by the number of shares that have vested.

Pension Benefits.  The following table reflects the present value for each of the named executive officer of their accumulated benefits under the Aéropostale SERP Plan and the Aéropostale Long-Term Deferred Incentive Compensation Plan as of January 30, 2010.

		Number of	Present
		Years	Value of
		Credited	Accumulated
	Plan	Service	Benefit
Name	Name	(#)	($)
(a)	(b)	(c)	(d)

Mr. Geiger	Aéropostale, Inc. SERP PLAN(1)	30	16,091,649
Ms. Meads	Aéropostale, Inc. SERP PLAN(1)	3	760,008
Mr. Johnson	Aéropostale, Inc. SERP PLAN(1)	17	1,762,705
Mr. Cunningham	Aéropostale, Inc. SERP PLAN(1)	9	696,574
Ms. Lazic-Zangas	Aéropostale, Inc. SERP PLAN(1)	21	770,661

(1)	Our supplemental executive retirement plan or “SERP” is a non-qualified defined benefit plan for certain officers. The plan is non-contributory and not funded and provides benefits based on years of service and compensation during employment. Participants are fully vested upon entrance in the plan. Retirement benefits under the plan are based on the employee’s highest average compensation (base earnings plus bonuses) during any five years within the ten-year period prior to retirement. Our SERP provides that a maximum of 30 years of benefit service may be credited to a participant. The supplemental retirement benefit is payable as a lump sum equal to the actuarial present value of an annual life annuity payable at age 65 of 1.5% of the participant’s highest average compensation less 2.5% of the participant’s estimated social security benefit, multiplied by years of service up to the maximum of 30 years, and offset by retirement benefits accrued as of July 31, 1998 under the Supplementary Executive Retirement Plan of Federated Department Stores, Inc. and the Federated

Department Stores’ pension plan. The actuarial assumptions used for determining lump sum payments are determined at the time of the employee’s separation and include the “applicable mortality assumption” as prescribed by the Secretary of the Treasury under Section 417(e)(3) of the Internal Revenue Code and the annual rate of interest on 30-year Treasury securities for the second calendar month preceding the beginning of the calendar year in which the payment is made. The number of years of benefit service that have been credited to our named executive officers, as of December 31, 2009, are 30 years for Mr. Geiger, 3 year for Ms. Meads, 17 years for Mr. Johnson, and 9 years for Mr. Cunningham. Thomas Johnson, Co-CEO and Michael Cunningham, President and Chief Financial Officer, were enrolled in our SERP effective February 1, 2004. Mindy Meads, Co-CEO was enrolled in our SERP effective March 19, 2007.

The amounts shown in the Pension Benefits Table above are actuarial present values of the benefits accumulated through the date shown. An actuarial present value is calculated by estimating the expected future lump sum payment at retirement and discounting the payment to reflect the time value of money. The assumed retirement age for each executive is the plan’s normal retirement age, which is the earliest age at which the executive could retire without any reduction due to age. Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age and the lump sum interest rate in effect at that time. The assumptions used for determining the present values of the accumulated pension benefits are outlined below:

January 30, 2010

Discount rate	5.60%
Retirement age	Age 65
Form of benefit	Lump sum
Assumed lump sum interest rate	5.00%
Lump sum mortality table	2010 Applicable Mortality Table under IRC Section 417(e)(3)

Each Participant shall receive an annual incentive amount equal to the following:

(a) 5% of such Participant’s compensation if the participant has less than 6 years of service;

(b) 10% of such Participant’s compensation if the participant has 6 or more years of service.

Interest will be credited to each Participant’s account on the last day of the plan year. The interest rate to be used to calculate the interest shall be the annual rate of 10-year Treasury Constant Maturities as of November 30th of the plan year.

2010 Compensation Decisions

For fiscal 2010 the AIP will continue to be based upon the Company’s achievement of targeted operating earnings goals and, as stated above, in certain circumstances, EPS growth as well. Consistent with our goal of improved business performance, earnings goals have been set at a level for continued growth from fiscal 2009. No other significant changes have been made to the program for fiscal 2010.

Also for fiscal 2010, Company management, in conjunction with the Compensation Committee, determined that it would not issue any stock options to equity eligible employees as a component of its long term incentive compensation. Instead, the Company increased, at a similar dollar value as compared to prior year option grants, the amount of restricted shares and/or performance shares granted to the Company’s equity eligible employees. Even with this change, the ratio of time vested to performance based equity awards has remained the same.

Employment Agreements

Mindy C. Meads

We entered into an employment agreement with Mindy C. Meads, our Co-Chief Executive Officer, effective September 23, 2009 that is in effect for two (2) years from February 12, 2010, Mr. Geiger’s election date. The employment agreement contemplates an interim employment period, between the effective date and Mr. Geiger’s election date, where Ms. Meads’ title did not change from President and Chief Merchandising Officer. During that interim period, Ms. Meads received an annual base salary of $850,000, an annual incentive bonus, and medical and other benefits. Also during that period Ms. Meads had an opportunity to earn an annual bonus of up to 250% of Ms. Meads’ then applicable base salary, dependent upon the Company’s and her individual performance. Ms. Meads’ annual bonus was capped at two and one-half times her base salary in respect of any fiscal year. The annual bonus is payable pursuant to the terms of our AIP.

The employment agreement also includes an employment period between the date of Mr. Geiger’s election, which was February 12, 2010, and the two (2) year anniversary thereof, February 12, 2010, where Ms. Meads assumed the role of Co-Chief Executive Officer. In the role of Co-CEO, Ms. Meads currently receives an annual base salary of $900,000, an annual incentive bonus, and medical and other benefits. Ms. Meads has an opportunity to earn an annual bonus of up to 300% of Ms. Meads’ then applicable base salary, dependent upon the Company’s and her individual performance. Ms. Meads’ annual bonus is capped at three times her base salary in respect of any fiscal year. The annual bonus is payable pursuant to the terms of our AIP.

On February 12, 2010, pursuant to the terms of her employment agreement, Ms. Meads received a grant of 43,092 shares of our restricted stock. This restricted stock vests 50% per year from the grant date.

Ms. Meads is entitled to participate on the same basis as our other executive employees, in any pension, life insurance, health insurance, short-term disability, hospital plans and other benefit plans presently in effect. In addition, Ms. Meads receives an automobile allowance in the amount of $8,500 per year. Ms. Meads is also entitled to receive equity grants in accordance with the Company’s long term incentive plan.

If we terminate Ms. Meads’ employment without cause, if Ms. Meads resigns her position as a consequence of a material reduction of her responsibilities that is not rescinded within fifteen days or a material breach of our agreements with her occurs and continues more than fifteen days, she will be entitled to receive the greater of her base salary for the remainder of the term of the employment agreement or one and one quarter times her then applicable base salary. Ms. Meads will also be entitled to receive a pro rata portion of the annual bonus that would have been payable for the fiscal year in which such termination occurs. In addition, in the event the agreement ends on its term with no further action by either party, Ms. Meads will receive severance equal to one and one quarter times her then applicable base salary and she will be subject to the restricted period referenced below.

If Ms. Meads’ employment with our Company terminates prior to the end of the contract term for any of the reasons outlined in the preceding paragraph, she will be restricted from engaging in competitive activities for fifteen months after the termination date of her employment, and she will also be restricted from soliciting Company employees for that same period of time.

Thomas P. Johnson

We entered into an employment agreement with Thomas P. Johnson, our Co-Chief Executive Officer, effective September 23, 2009 that is in effect for two (2) years from February 12, 2010. The employment agreement contemplates an interim employment period, between the effective date and Mr. Geiger’s election date, where Mr. Johnson’s title did not change from Executive Vice President and Chief Operating Officer. During the interim period, Mr. Johnson received an annual base salary of $800,000, an annual incentive bonus, and medical and other benefits. Mr. Johnson had an opportunity to earn an annual bonus of up to 200% of Mr. Johnson’s then applicable base salary, dependent upon the Company’s and his individual performance. Mr. Johnson’s annual bonus was capped at two times his base salary in respect of any fiscal year. The annual bonus is payable pursuant to the terms of our AIP.

The employment agreement also includes an employment period between the date of Mr. Geiger’s election which was February 12, 2010, and the two (2) year anniversary thereof, February 12, 2010, where Mr. Johnson assumed the role of Co-Chief Executive Officer. In the role of Co-CEO, Mr. Johnson currently receives an annual base salary of $900,000, an annual incentive bonus, and medical and other benefits. Mr. Johnson has an opportunity to earn an annual bonus of up to 300% of Mr. Johnson’s then applicable base salary, dependent upon the registrant’s and his individual performance. Mr. Johnson’s annual bonus is capped at three times his base salary in respect of any fiscal year. The annual bonus is payable pursuant to the terms of our AIP.

On February 12, 2010, pursuant to the terms of his employment agreement, Mr. Johnson received a grant of 43,092 shares of our restricted stock. This restricted stock vests 50% per year from the grant date.

Mr. Johnson is entitled to participate on the same basis as our other executive employees, in any pension, life insurance, health insurance, short-term disability, hospital plans and other benefit plans presently in effect. In addition, Mr. Johnson receives an automobile allowance in the amount of $8,500 per year. Mr. Johnson is also entitled to receive equity grants in accordance with the Company’s long term incentive plan.

If we terminate Mr. Johnson’s employment without cause, if Mr. Johnson resigns his position as a consequence of a material reduction of his responsibilities that is not rescinded within fifteen days or a material breach of our agreements with him occurs and continues more than fifteen days, he will be entitled to receive the greater of his base salary for the remainder of the term of the employment agreement or one and one quarter times his then applicable base salary. Mr. Johnson will also be entitled to receive a pro rata portion of the annual bonus that would have been payable for the fiscal year in which such termination occurs. In addition, in the event the agreement ends on its term with no further action by either party, Mr. Johnson will receive severance equal to one and one quarter times his then applicable base salary and he will be subject to the restricted period referenced below.

If Mr. Johnson’s employment with our Company terminates prior to the end of the contract term for any of the reasons outlined in the preceding paragraph, he will be restricted from engaging in competitive activities for fifteen months after the termination date of his employment, and he will also be restricted from soliciting Company employees for that same period of time.

Michael J. Cunningham

We entered into an employment agreement with Michael J. Cunningham, our President and Chief Financial Officer, effective September 23, 2009 that is in effect for two (2) years from February 12, 2010. The employment agreement contemplates an interim employment period, between the effective date and Mr. Geiger’s election date, where Mr. Cunningham’s title did not change from Executive Vice President and Chief Financial Officer. During the interim period, Mr. Cunningham received an annual base salary of $525,000, an annual incentive bonus, and medical and other benefits. Mr. Cunningham had an opportunity to earn an annual bonus of up to 200% of Mr. Cunningham’s then applicable base salary, dependent upon the Company’s and his individual performance. Mr. Cunningham’s annual bonus was capped at two times his base salary in respect of any fiscal year. The annual bonus is payable pursuant to the terms of our AIP.

The employment agreement also includes an employment period between the date of Mr. Geiger’s election which was February 12, 2010, and the two (2) year anniversary thereof, February 12, 2010, where Mr. Cunningham assumed the role of President and Chief Financial Officer. In that role, Mr. Cunningham currently receives an annual base salary of $550,000, an annual incentive bonus, and medical and other benefits. Mr. Cunningham has an opportunity to earn an annual bonus of up to 200% of Mr. Cunningham’s then applicable base salary, dependent upon the registrant’s and his individual performance. Mr. Cunningham’s annual bonus is capped at two times his base salary in respect of any fiscal year. The annual bonus is payable pursuant to the terms of our AIP.

On February 12, 2010, pursuant to the terms of his employment agreement, Mr. Cunningham received a grant of 19,103 shares of our restricted stock. This restricted stock vests 50% per year from the grant date.

Mr. Cunningham is entitled to participate on the same basis as our other executive employees , in any pension, life insurance, health insurance, short-term disability, hospital plans and other benefit plans presently in effect. In addition, Mr. Cunningham receives an automobile allowance in the amount of $8,500 per year.

If we terminate Mr. Cunningham’s employment without cause, if Mr. Cunningham resigns his position as a consequence of a material reduction of his responsibilities that is not rescinded within fifteen days or a material breach of our agreements with him occurs and continues more than fifteen days, he will be entitled to receive the greater of his base salary for the remainder of the term of the employment agreement or one and one quarter times his then applicable base salary. Mr. Cunningham will also be entitled to receive a pro rata portion of the annual bonus that would have been payable for the fiscal year in which such termination occurs. In addition, in the event the agreement ends on its term with no further action by either party, Mr. Cunningham will receive severance equal to one and one quarter times his then applicable base salary and he will be subject to the restricted period referenced below.

If Mr. Cunningham’s employment with our Company terminates prior to the end of the contract term for any of the reasons outlined in the preceding paragraph, he will be restricted from engaging in competitive activities for fifteen months after the termination date of his employment, and he will also be restricted from soliciting Company employees for that same period of time.

Julian R. Geiger

We entered into an employment agreement with Julian R. Geiger, our then Chief Executive Officer and the Chairman of our Board of Directors, effective February 1, 2008. On February 1, 2010, Mr. Geiger provided us with formal notice of election in accordance with the terms of his employment agreement, thereby ending his service as Chief Executive Officer effective February 12, 2010. Mr. Geiger has served as our Chairman and CEO since 1996. Mr. Geiger continues to serve as Chairman of our Board of Directors and as a part-time advisor to the Company. In connection with his advisory role, Mr. Geiger will receive an annual advisory fee of $250,000 and an annual grant of not less than 30,000 shares, or more than 60,000 shares of restricted stock, depending upon Company performance during that fiscal year. As a result of the election by Mr. Geiger, we expect to make a payment to Mr. Geiger, in August 2010, of approximately $16.5 million from our SERP.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee of our Board of Directors and none of our executive officers serve, and we anticipate that no member of our Compensation Committee nor any of our executive officers will serve, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers, directors and persons who are beneficial owners of more than ten percent of the Company’s Common Stock (“reporting persons”) to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Reporting persons are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms filed by them. Based on its review of the copies of Section 16(a) forms received by it, the Company believes that, during fiscal 2009, all reporting persons complied with applicable filing requirements.

REPORT OF THE COMPENSATION COMMITTEE

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Proxy Statement by reference therein.

To:  The Board of Directors

As members of the Compensation Committee, we are responsible for administering the Company’s incentive plans, including the 1998 Stock Option Plan, 2002 Long-Term Incentive Plan and Annual Incentive Bonus Plan. In addition, we review compensation levels of members of senior management, evaluate the performance of senior management and consider management succession and related matters. The Compensation Committee reviews compensation for the executive officers of the Company with the Board.

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE
Robert B. Chavez (Chairman)
David B. Vermylen
Bodil Arlander
John N. Haugh

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934 or incorporated by reference in any document so filed.

To:  The Board of Directors

As members of the Audit Committee, we are responsible for the oversight of all aspects of the Company’s financial reporting, internal control and audit functions. We adopted a charter in May 2002 and revised this charter in November of 2004. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. We have reviewed and discussed the Company’s financial statements with management.

We selected Deloitte & Touche LLP (“Deloitte”) to be the Company’s independent registered public accounting firm, and they were responsible for expressing an opinion on the consolidated financial statements in the Annual Report for fiscal 2009. We have received written confirmation from Deloitte & Touche LLP of their independence within the meaning of the Securities Act administered by the Securities and Exchange Commission and the requirements of PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and have discussed Deloitte & Touche LLP’s independence. We have discussed with Deloitte those matters required by PCAOB AU 380, Communication With Audit Committees, and SEC Rule 2-07, Communication With Audit Committees, of Regulation S-X. In addition, a representative of Deloitte will be in attendance at the Annual Meeting.

In reliance on the reviews and discussions noted above, we recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the year ended January 30, 2010 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
Karin Hirtler-Garvey (Chairperson)
Ronald R. Beegle
Evelyn Dilsaver

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

The following table sets forth the fees billed by Deloitte & Touche LLP for each of the past two fiscal years for audit and fees billed in each of the past two fiscal years for other related services:

	Fiscal
	2009	2008

Audit Fees(1)	$822,000	$922,500
Audit Related Fees(2)	87,900	89,600
Tax Fees(3)	25,400	40,778
All Other Fees	—	—

Total Fees	$935,300	$1,052,878

(1)	Included fees for professional services provided in conjunction with the audit of the Company’s consolidated financial statements and internal control over financial reporting, and review of the Company’s quarterly financial statements.

(2)	Included fees for assurance and related professional services primarily related to the audit of employee benefit plans and the Puerto Rico statutory audit.

(3)	Included fees for professional services provided primarily related to tax advice, such as consultation on matters related to audit issues.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to the Company will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Company Policy

The Company had no related party transactions in 2009. The Company recognizes that transactions between the Company and any of its directors or executives can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. Therefore, as a general matter and in accordance with the Company’s Code of Business Conduct and Ethics, it is the Company’s policy to avoid such transactions when they give rise to a conflict of interest. Nevertheless, the Company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company. Therefore, the Company has adopted a policy which requires the Company’s Chief Financial Officer and General Counsel to be notified of all related party transactions, with such related party transactions requiring the approval of the Company’s Audit Committee and ratification by its Board of Directors.

ADDITIONAL INFORMATION

Available Information.  We maintain an Internet Web site, www.aeropostale.com (this and any other references in this Proxy Statement to www.aeropostale.com is solely a reference to a uniform resource locator, or URL, and is an inactive textual reference only, not intended to incorporate the website into this Proxy Statement), through which access is available to our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments of these reports filed, or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, after they are filed with or furnished to the Securities and Exchange Commission. Our Corporate Governance Guidelines and the charters for our Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee may also be found on our Internet Web site at www.aeropostale.com. In addition, our Web site contains our Code of Business Conduct and Ethics, which is our code of ethics and conduct for our directors, officers and employees. Any waivers to our Code of Business Conduct and Ethics will be promptly disclosed on our web site. Stockholders may also request a printed copy of any of those materials, free of charge by writing to the following: General Counsel and Secretary, Aéropostale, Inc., 112 West 34th Street, New York, New York 10120.

Advance Notice Procedures.  The Company’s Bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in the Company’s Proxy Statement, to be brought before an annual meeting of stockholders. In general, notice must be received by the Secretary of the Company at the Company’s principal executive office not less than 90 days or more than 120 days prior to the anniversary date of the most recent preceding annual meeting, regardless of any postponements, deferrals or adjournments of that meeting. Such notices must comply with the Company’s by-laws.

Stockholder Proposals for the 2011 Annual Meeting.  Stockholders interested in submitting a proposal for inclusion in the Company’s proxy materials for the annual meeting of stockholders in 2011 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by the Company’s General Counsel and Secretary no later than 120 calendar days prior to May 7. Proposals should be sent to General Counsel/Secretary, Aéropostale, Inc., 112 West 34th Street, New York, New York 10120.

Proxy Solicitation and Costs.  The proxies being solicited hereby are being solicited by the Board of Directors of the Company. The cost of soliciting proxies in the enclosed form will be borne by the Company. We have not retained an outside firm to aid in the solicitation. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of our common stock.

By order of the Board of Directors,

Edward M. Slezak
Secretary

112 West 34th Street
New York, New York

VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. AEROPOSTALE, INC. 112 WEST 34th STREET Electronic Delivery of Future PROXY MATERIALS NEW YORK, NY 10120 If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet 1 Investor Address Line 1 and, when prompted, indicate that you agree to receive or access proxy materials Investor Address Line 2 electronically in future years. Investor Address Line 3 1 1 OF Investor Address Line 4 VOTE BY PHONE — 1-800-690-6903 Investor Address Line 5 Use any touch-tone telephone to transmit your voting instructions up until 11:59 John Sample P.M. Eastern Time the day before the cut-off date or meeting date. Have your 1234 ANYWHERE STREET 2 proxy card in hand when you call and then follow the instructions. ANY CITY, ON A1A 1A1 VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. CONTROL # 000000000000 NAME THE COMPANY NAME INC. — COMMON SHARES 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. — CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. — 401 K 123,456,789,012.12345 PAGE 1 OF 2 x TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends that you nominee(s) on the line below. 02 vote FOR the following: 0 0 0 1. Election of Directors 0000000000 Nominees 01 Julian R. Geiger 02 Bodil Arlander 03 Ronald R. Beegle 04 John N. Haugh 05 Robert B. Chavez 06 Mindy C. Meads 07 John D. Howard 08 David B. Vermylen 09 Karin Hirtler-Garvey 10 Evelyn Dilsaver 11 Thomas P. Johnson The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain 2 To ratify the selection, by the Audit Committee of the Board of Directors, of Deloitte & Touche LLP as the Company’s 0 0 0 independent auditors for the fiscal year ending January 29, 2011. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Investor Address Line 1 Investor Address Line 2 R2.09.05.010 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 Please sign exactly as your name(s) appear(s) hereon. When signing as _1 John Sample 0000066225 attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must 1234 ANYWHERE STREET sign. If a corporation or partnership, please sign in full corporate or ANY CITY, ON A1A 1A1 partnership name, by authorized officer. SHARES CUSIP # JOB # SEQUENCE # Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com . ANNUAL MEETING OF STOCKHOLDERS AEROPOSTALE, INC. 112 West 34th Street New York, New York 10120 This Proxy is Solicited on Behalf of the Board of Directors of the Company The undersigned stockholder hereby appoints Michael J. Cunningham and Edward M. Slezak, and each of them individually as proxies for the undersigned, each with full power of substitution for and in the name of the undersigned, to act for the undersigned and to vote, as designated on the reverse, all of the shares of common stock of Aeropostale, Inc. (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company, or adjournment or postponement thereof, to be held June 17, 2010, at 2:00 p.m., local time, at 112 West 34th Street, New York, New York, 10120 to consider and act upon the matters as designated on the reverse side. Unless otherwise specified in the boxes and space provided, the proxies shall vote in the election of directors FOR the nominees listed on the reverse side, and shall have discretionary power to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof. The Board of Directors has established the close of business on April 22, 2010, as the record date for the determination of the stockholders entitled to notice of and to vote at this Annual Meeting of Stockholders. R2.09.05.010 Please date, sign and mail your proxy card as soon as possible _2 0000066225 Continued and to be signed on reverse side